Exhibit 10.1

Formula B Brecknell/Evans 14:01 21 November 2025

dated 21 November	2025

PNBJ I Limited

and

FTI Consulting Management Limited

and

FTI Consulting Inc

Agreement for underleases

in relation to premises known as Floors 1 – 3, One Exchange Square, 175 Bishopsgate, London EC2M 3TW

Trowers & Hamlins LLP
3 Bunhill Row
London
EC1Y 8YZ
t +44 (0)207 423 8000	—— trowers.com
www.trowers.com

Contents

1	Definitions and interpretation	1
2	The Landlord’s Works	23
3	Contraction right	40
4	Building Contract, Appointments and Tenant’s Third Party Rights	40
5	Practical Completion Date	43
6	Following the Practical Completion Date	44
7	Documents to be supplied to the Tenant	45
8	Defects	46
9	Landlord’s responsibility for Defects	49
10	Measurement	49
11	Insurance	51
12	Landlord’s Right of Entry	53
13	The Standard Conditions	53
14	Building layout	53
15	Title	54
16	Tenant’s Works	54
17	Form and terms of the Leases	55
18	Completion	56
19	Construction Industry Scheme	61
20	Alienation of Agreement for Lease	63
21	Expert determination	64
22	Representations	65
23	Termination	65
24	Funder enforcement	67
25	Surety covenant	68
26	Continuation of this Agreement after grant of the Lease	69
27	Anti-bribery and anti-slavery provisions	69
28	Notices	70
29	Value added tax	71
30	Confidentiality	72
31	Superior Landlords	73
32	Landlord’s written consents	73
33	Interest	73
Schedule 1 - Description of the Premises		74
Schedule 2 - Tenant’s Works		75
Schedule 3 – Split Works		83
Appendix 1 - Third Party Rights		89
	Part 1 - Building Contractor	89
	Part 2 - Employer’s Agent	93

Appendix 2 - Tenant’s Warranties	97
Part 1 - Architect Collateral Warranty	97
Part 2 - Mechanical and Electrical Engineer Warranty	104
Part 3 - Structural Engineer Warranty	111
Part 4 - Sub-Contractor Collateral Warranty	118
Appendix 3 - Nominating Notices	124
Part 1 - Building Contractor	124
Part 2 - Employer’s Agent	125
Appendix 4 – Fit-out Guide	126
Appendix 5 – Form of Licence for Alterations	127
Appendix 6 – Measurement Plans	128
Appendix 7 – Demise Plans	129
Appendix 8 – Form of Lease	130
Appendix 9 – Form of Storage Licence	131
Appendix 10 – Right of First Offer Agreement	132
Appendix 11 – Base Build Specification	133
Appendix 12 – Measurement Surveyor Reliance Letter	134
Appendix 13 – Form of Progress Report	135
Appendix 14 – Reinstatement and Rent Review Specification	136
Appendix 15 – Contraction Space Plan	137
Appendix 16 – Landlord Opinion Letter	138
Appendix 17 – Number not used	139
Appendix 18 – Commission Tests (Landlord)	140
Appendix 19 – Part Third Floor (West) Premises Plan	141
Appendix 20 – Pre-Agreed Tenant’s Variations	142
Appendix 21 (a) – Tenant’s Plant Area Plan (Tenant takes First Floor, Second Floor and Third Floor)	143
Appendix 21 (b) – Tenant’s Plant Area Plan (Tenant takes First Floor, Second Floor, Third Floor (West))	144
Appendix 22 – PC Checklist	145
Appendix 23 – NABERS Fit Out Guide	146
Appendix 24 – Plans and specification for relocation of the EXO Club and Communal Roof Terrace from the twelfth floor to the thirteenth floor of the Building	147
Appendix 25 – Scope of services to be provided by the Verification Engineer	148
Appendix 26 – Opinion Letter	149

Agreement for underleases

dated 21 November 2025

Parties

(1)	PNBJ I Limited incorporated and registered in Jersey (registration number 110061) whose registered office is at 26 New Street, St Helier, Jersey JE2 3RA (the Landlord);

(2)

FTI Consulting Management Limited incorporated and registered in England and Wales (registration number 04805205) whose registered office is at 200 Aldersgate, Aldersgate Street, London, EC1A 4HD (the Tenant); and

(3)

FTI Consulting Inc (a company incorporated in the State of Maryland, United States of America with registration D01427947), whose registered office is at 16701 Melford Blvd, Suite 200, Bowie, Maryland, 20715, United States (the Surety).

Agreed terms

1	Definitions and interpretation

1.1	Unless the contrary intention appears, the following definitions apply:

Access Date means the date upon which the Tenant first enters upon the Premises (or any one of them) to commence the Tenant’s Works;

Actual Completion means the actual completion of the Leases;

Additional Works means the works to be carried out under the Building Contract (but excluding the Landlord’s Works) other than works to any part of the Development let, or intended to be let, to another tenant or occupier and for which the Tenant will not be responsible for repairing or paying for the costs of repair, as varied as time to time in accordance with this Agreement;

Additional Works Certificate means a section completion statement issued by the Employer’s Agent under, and in accordance with, the Building Contract certifying that sectional completion of the relevant Additional Works Section has taken place;

Additional Works Date of Completion means the date of sectional completion of an Additional Works Section in accordance with the Building Contract, as stated in the relevant Additional Works Certificate;

Additional Works Section means each section under the Building Contract relating to any part of the Additional Works;

Anticipated PC Date means the anticipated Practical Completion Date as notified to the Tenant by the Employer’s Agent in writing from time to time in accordance with this Agreement;

Appointment means the terms of appointment entered into by (i) the Landlord and the Employer’s Agent, and (ii) the Landlord (and where applicable subsequently novated to the Building Contractor) and each member of the Professional Team in relation to the Landlord’s Works and which expression shall include any replacement appointment entered into by the Landlord or the Building Contractor with a member of the Professional Team or the Employer’s Agent in connection with the Base Build Works;

#175624818v6<THL> - Agreement for	1	GFD.053140.00047
Underlease

Architect means Fletcher Priest Architects LLP (registration number OC336568) whose registered office is at Middlesex House, 34-42 Cleveland Street, First Floor, London W1T 4JE appointed by the Landlord pursuant to an Appointment dated 9 June 2023 and subsequently novated to the Building Contractor pursuant to a deed of novation dated 24 November 2023, or such other reputable replacement architect appointed by the Landlord or the Building Contractor in accordance with this Agreement in relation to the Base Build Works;

Assumption of Liability has the meaning set out in CIL Regulation 31 and Assume Liability shall have a corresponding meaning;

Base Build Works means both the Additional Works and the Landlord’s Works;

Base Build Specification means the specification for the Base Build Works attached at Appendix 11 as varied or amended from time to time in accordance with this Agreement;

Building means the building known as One Exchange Square, 175 Bishopsgate, London EC2M 3TW as more particularly described in the Leases;

Building Completion Date means the date of building completion, as stated in the Certificate of Building Completion;

Building Contract means the JCT building contract dated 24 November 2023 made between (1) the Landlord and (2) the Building Contractor for the carrying out of the Base Build Works as the same may be amended or modified from time to time in accordance with this Agreement and which expression shall include any further, additional or replacement building contract entered into by the Landlord in accordance with the terms of this Agreement for the purposes of procuring that the Base Build Works are carried out and completed;

Building Contractor means Multiplex Construction Europe Limited (registration number 03808946) whose registered office is at 99 Bishopsgate, Second Floor, London, United Kingdom EC2M 3XD or such other reputable, substantial and suitably qualified replacement contractor who is experienced in the construction/design of works of comparable scale, complexity and quality to the Landlord’s Works in the City of London appointed by the Landlord or the in accordance with this Agreement in relation to the Base Build Works;

Building Standard means the standard commensurate with a high quality, global headquarters, multi-let office building in the City of London of a similar size to the Building;

Building Systems means all or any of the following used within or serving the Building:

(a)	lighting systems;

(b)	security, CCTV and alarm systems;

(c)	access control systems;

(d)	traffic control systems;

#175624818v6<THL> - Agreement for	2	GFD.053140.00047
Underlease

(e)	audio and audio-visual systems;

(f)	wireless, phone, data transmission and other telecommunications systems;

(g)	air ventilation and filtration;

(h)	air-conditioning, heating and climate control systems;

(i)	water heating, filtering and chilling systems;

(j)	smoke and fire detection, alarm and sprinkler systems;

(k)	parking charge systems;

(l)	lightning protection systems;

(m)	systems for the measurement of environmental performance;

(n)	photovoltaic panels, solar energy systems, battery storage systems, inverters, monitoring equipment and associated electrical infrastructure and control systems;

(o)	vehicle charging systems;

(p)	flood detection and protection systems;

(q)	waste management systems (including compactors);

(r)	public address systems;

(s)	metering systems, and

(t)	standby generators,

and all control systems, plant, machinery, equipment, supplies and conducting media used in connection with them;

CAA 2001 means the Capital Allowances Act 2001;

CAT A Contribution means the sum of seventy five pounds (£75.00) per square foot of the Net Internal Area of the Premises to be paid by the Landlord to the Tenant in accordance with clause 18.9 as a contribution to the Category A Works forming part of the Tenant’s Works excluding VAT chargeable in respect of the CAT A Contribution;

Category A Works those “category A” works (as that expression is generally understood in the real estate development industry at the date of this Agreement) to the Premises to be undertaken by the Tenant as part of the Tenant’s Works;

CDM Regulations means the Construction (Design and Management) Regulations 2015;

Certificate of Building Completion means the final Additional Works Certificate;

#175624818v6<THL> - Agreement for	3	GFD.053140.00047
Underlease

Certificate of Practical Completion means the statement of sectional completion to be issued by the Employer’s Agent certifying that the relevant Section (as defined in the Building Contract) of the Landlord’s Works are practically complete for the purposes of and in accordance with the Building Contract;

Chargeable Amount has the meaning set out in CIL Regulation 40;

Claim Date means the date which is three (3) years after the Final Completion Date;

CIL means any charge levied in respect of the Base Build Works pursuant to the Planning Act 2008 and the CIL Regulations and any equivalent tax, charge, duty, contribution, impost, rate or levy;

CIL Regulations means the Community Infrastructure Levy Regulations 2010 (as amended) and CIL Regulation shall be construed accordingly;

CIS means the Construction Industry Scheme as detailed in the provisions of Chapter 3 of Part 3 Finance Act 2004 and the CIS Regulations;

CIS Regulations means the Income Tax (Construction Industry Scheme) Regulations 2005;

Commissioning Tests means the evaluation of whether the Building Systems are operating within the tolerances permitted by the relevant specifications in the Base Build Works as determined by the tests referred to in the attachment at Appendix 18 and the expression “Commissioned” shall be construed accordingly;

Completion Deliverables means:

(a)	an electronic copy of the draft health and safety file for the Premises;

(b)	an electronic version of the draft “as-built” scale drawings relating to the Landlord’s Works and where possible in both .dwg and .pdf format;

(c)	an electronic copy of the draft operation and maintenance manuals for the Premises;

(d)	copies of the Commissioning Tests and certificates required under Clause 2.21;

(e)	copies of the documents referred to on the PC Checklist;

(f)

an electronic copy of the “confirmation letter” where issued by the Verification Engineers (which the Tenant acknowledges may by a single letter given as the each Verification Engineer is the same entity);

(g)	evidence of the proper issue of the Tenant’s Third Party Rights and the deeds of collateral warranty to be provided to the Tenant pursuant to clause 4.1;

(h)	evidence that the Premises are insured by the Landlord in accordance with the provisions of the Leases;

#175624818v6<THL> - Agreement for	4	GFD.053140.00047
Underlease

(i)

evidence that the planning conditions and obligations relating to the Building or the Landlord’s Works in the Planning Permission and/or Planning Agreements which are required to be formally discharged prior to carrying out the Tenant’s Works and the Tenant’s occupation and use of the Premises have been formally discharged (only where under the relevant condition or obligation formal discharge of the LPA is required) but for the avoidance of doubt the Landlord shall not be deemed to have failed to provide this Completion Deliverable in circumstances where the Landlord has submitted an application for formal discharge of a planning condition or obligation (as applicable) but the LPA does not provide such notice of discharge in accordance with legislation or at all;

(j)

evidence by or on behalf of the Landlord that all financial contributions and other payments to be made (where they have fallen due for payment) pursuant to the Planning Permission and the Planning Agreements (if any) relating to the Building or the Landlord’s Works have been paid; and

(k)	a Measurement Surveyor Reliance Letter in respect of each Lease on terms such that the Measurement Surveyor Reliance Letters are unconditionally and irrevocably released to the Tenant for completion, provided that the Tenant may in its discretion choose to waive any of the above requirements by written notice to the Landlord in which case the Landlord shall use all reasonable endeavours to provide the waived deliverable as soon as reasonably practicable after such waiver;

Construction Contract has the same meaning as in section 57(2) Finance Act 2004;

Contraction Space means that part of the Building known as Level Three (3) (East) as shown edged red on the plan attached at Appendix 15;

Coronavirus has the meaning given to it in the Health Protection (Coronavirus) Regulations 2020;

Cycling Promotion Plan means the plan or plans referred to and prepared in accordance with condition 25 (a) or (b) of the Planning Permission and paragraph 7 of Schedule 3 of the Section 106 Agreement (including for the avoidance of doubt any interim cycling promotion plan);

Defect means any defect, omission, shrinkage or other issue of design or execution in the Base Build Works which the Building Contractor is required to make good under the Building Contract;

Defects Certificate means a notice of completion of making good of Defects issued under, and in accordance with, the Building Contract;

Defects Inspection has the meaning set out in Clause 8.10;

Defects Liability Period means the period of twelve (12) months commencing on and including the Practical Completion Date (in the case of the Landlord’s Works) or the relevant Additional Works Date of Completion (in the case of the each Additional Works Section), as provided for in the Building Contract;

#175624818v6<THL> - Agreement for	5	GFD.053140.00047
Underlease

Deleterious Materials means any materials which by their nature or application:

(a)	contravene any UK Designated Standards (where appropriate) or Codes of Practice (or where no such standard exists do not conform with a British Board of Agrément Certificate);

(b)

contravene the guidance of the British Council for Offices’ publication Good Practice in the Selection of Construction Materials (2011) (as amended or restated at the date of the Building Contract); or

(c)

are generally considered to be deleterious within the construction industry, in the particular circumstances in which they are specified for use, to health and safety and/or the durability of buildings or structures;

Delivery and Servicing Management Plan means the plan or plans referred to and prepared in accordance with condition 30 of the Planning Permission and paragraph 8 of Schedule 3 of the Section 106 Agreement (including for the avoidance of doubt any revised plan);

Design Development means a variation which follows as a natural consequence of design development, contractor design development or construction co-ordination activities, or another variation which is de minimis in nature, provided that it is consistent with the Building Standard and further provided that no variation which (whether alone or when taken with another) compromises performance, life span, quality or finish will constitute “Design Development” for the purposes of this definition;

Development means the construction of the Building in accordance with the Planning Permission;

Development Manager means M3 Consulting Limited (registration number 05150949) or such other reputable replacement party of appropriate experience appointed by the Landlord to act as development manager;

Disclosed Documents means the matters contained or referred to in the Electronic Data Room prior to the date of this Agreement;

Electronic Data Room means the electronic dataroom provided by the Landlord’s Solicitors via HighQ;

Employer’s Agent means Core Five Consulting Limited (registration number 08089972) whose registered office is at Granville House, 2 Tettenhall Road, Wolverhampton, West Midlands WV1 4SB appointed by the Landlord pursuant to an Appointment dated 14 September 2023 and a deed of novation with Core Five LLP (registration number OC374328) dated 15 March 2024, or such other reputable replacement party of appropriate experience appointed by the Landlord to act as employer’s agent pursuant to the Building Contract;

Entry Safeguards has the meaning given to it in the Leases;

EPC means an energy performance certificate as defined in the Energy Performance of Buildings (England and Wales) Regulations 2012;

#175624818v6<THL> - Agreement for	6	GFD.053140.00047
Underlease

Estimated Landlord’s Works Completion Date means 8 April 2026 subject (save where this Agreement provides otherwise) to extension made pursuant to, and in accordance with Clause 2.1.4;

Event of Delay means any of the following which causes a delay to the Practical Completion Date:

(a)	periods of extension of time properly allowed to the Building Contractor under the definition of “Relevant Event” in the Building Contract;

(b)	any Tenant’s Delay; and/or

(c)	loss or damage to the Landlord’s Works occasioned by any of the Insured Risks,

provided that to the extent that any period of delay is caused or contributed to by more than one factor it shall be taken into account only once in calculating the aggregate period of delay caused and each and every such factor shall only count to the extent that it:

i

adversely affects the performance of the Landlord, the Building Contractor, the Employer’s Agent, the Professional Team and/or any other consultant or sub-contractor engaged by the Landlord in connection with the Landlord’s Works or anyone acting on its or their behalf in relation to the terms and provisions of this Agreement and/or the Building Contract, the Appointments and/or any other appointment, contract or sub-contract entered into in connection with the Landlord’s Works; and

ii	could not reasonably have been mitigated or avoided either by the Landlord or the Building Contractor, or otherwise by the Landlord acting in compliance with its obligations in this Agreement; and

iii	is not due to the act, default or neglect and/or omission of the Landlord or the Building Contractor;

EXO Club and Communal Roof Terrace means the club, lounge and roof terrace facilities to be located on either the twelfth or thirteenth floor of the Building;

Final Completion Date means the later of the Practical Completion Date and the Building Completion Date;

First Floor Café and Terrace means the café and terrace on the first floor of the Building shown edged purple on Plan 2 to the Lease;

Fit-out Guide means the requirements of the Landlord as regards the design standard and content of the Tenant’s Works, as to the mode and method of carrying out the Tenant’s Works and other related matters in the form of the example attached at Appendix Four (4) with such modifications as the Landlord may reasonably require and notify to the Tenant in writing or made available by app or website in respect of the Building acting in accordance with the Management Principles (as defined in the Leases), provided that (unless required by statute) no such modifications shall adversely affect (other than to an immaterial extent) the Tenant’s use and occupation of the Premises or materially increase the cost of carrying out the Tenant’s Works or materially delay the carrying out and completion of the Tenant’s Works;

#175624818v6<THL> - Agreement for	7	GFD.053140.00047
Underlease

Funder means any funder with whom the Landlord has entered into does enter into a facility or agreement to finance any of the Building, site clearance and preparation and/or the Landlord’s Works;

Highways Act Agreement means any agreement under section 38, section 177 and/or section 278 of the Highways Act 1980;

Incumbrances means the matters contained mentioned or referred to in the property proprietorship and charges registers of title number NGL770396 as at 10:05:04 on 6 August 2025 to the extent that they are still subsisting and capable of being enforced or of taking effect and insofar as applicable to the interest to be granted by the Leases in respect of the Premises;

Inherent Defects means any defects in the Base Build Works or the Building comprising:

(a)	defective design of the Base Build Works or the Building; or

(b)	defective workmanship of the Base Build Works or the Building; or

(c)	materials used in the Base Build Works being defective; or

(d)	faults in the installation and/or performance of any mechanical and electrical equipment forming part of the Base Build Works,

but if and to the extent only (in all cases) that such defects are not caused by:

(i)	the design, carrying out of, materials used in, or construction of the Tenant’s Works; or

(ii)

any failure by the Tenant to comply (or procure compliance by others) with the obligations of the Tenant in this Agreement, the Leases, the Licences for Alterations or any other licence issued under the Leases (or any of them);

Insolvency shall have the meaning given to it in the Building Contract;

Insured Risks has the same meaning as in the Leases;

Interest Rate means three percent (3%) above the base rate of the Royal Bank of Scotland plc from time to time or, if such base rate shall cease to exist or cease to be published, three percent (3%) above the base rate from time to time of such other bank that the Landlord may specify;

Key Design Elements means the following elements of the Base Build Works as set out in the Base Build Specification:

(a)	the reception (save for the facilities management team space, the store room and the podcast room);

#175624818v6<THL> - Agreement for	8	GFD.053140.00047
Underlease

(b)	the security systems, turnstiles, CCTV and access control relating to the Premises;

(c)	the toilets forming part of the Premises;

(d)	the terraces which the Tenant will have the right to use;

(e)	the lift lobbies forming part of the Premises;

(f)	the passenger lifts and goods lifts serving the Premises (including the finishes of the lift cars and the lift lobbies);

(g)	the internal common parts of the Building over which the Tenant has rights under the Leases;

(h)	the showers, lockers and changing facilities in the Building;

(i)	the primary structural grid of the Building;

(j)	the size, location and configuration of any tenant risers in the Building and the roof plant area;

(k)	the standby generators and associated infrastructure, controls and load shedding;

(l)	the façades of the Building and the doors and other entrances and openings on the façades;

(m)	the external public realm forming part of the Base Build Works; and

(n)	the Screening Room, EXO Club and Communal Roof Terrace and the First Floor Café and Terrace;

Landlord means the person who from time to time holds the immediate reversion to the Leases;

Landlord Opinion Letter means an opinion letter in respect of the Landlord from Bedell Cristin Jersey Partnership or such other firm of lawyers as the Landlord’s Solicitors may approve (acting reasonably) substantially in the form attached at Appendix 16 or such other form satisfactory to the Tenant’s Solicitors (acting reasonably);

Landlord’s Programme means the Landlord’s programme for the carrying out and completion of the Base Build Works, as updated and notified to the Tenant from time to time in accordance with this Agreement.

Landlord’s Proposal means a full written proposal for a Tenant’s Variation to be prepared by or on behalf of the Landlord which shall include:

(a)	the estimated TRM Cost;

(b)

details of any proposed extension of time required including the estimated TRM Delay (which shall include the following text in bold at the top of the Landlord’s Proposal: “WARNING: THIS LANDLORD’S PROPOSAL MAY RESULT IN A REDUCTION TO THE RENT FREE PERIOD AND ADDITIONAL COSTS FOR THE TENANT”);

#175624818v6<THL> - Agreement for	9	GFD.053140.00047
Underlease

(c)	drawings and specifications;

all such other information which the Landlord may properly consider relevant to the Tenant or which the Tenant may have reasonably requested;

Landlord’s Solicitors means Trowers & Hamlins LLP of 3 Bunhill Row, London EC1Y 8YZ (Reference: SDF.053140.00047.GFD) or any other solicitor the Landlord appoints for this Agreement and granting the Leases;

Landlord’s Works means the works to be carried out to the Premises by the Landlord pursuant to this Agreement and as set out in the Base Build Specification;

Landlord’s Titles means the titles registered at the Land Registry under title numbers NGL770396 and NGL765588;

Latent Defects Insurance Policy means an inherent defects insurance policy from a reputable insurer who provides this class of insurance in the UK:

(a)	giving twelve (12) years cover from the Practical Completion Date;

(b)	benefiting the Landlord and the Tenant (as composite insureds);

(c)	with an initial excess of no more than one million pounds (£1,000,000) index linked for each claim or series of claims arising from any one event;

(d)

with a sum insured of not less than sixty-seven and a half percent (67.5%) of the full reinstatement value of the Building (such full reinstatement value being four hundred and twenty five million pounds (£425,000,000));

(e)

covering reinstatement of the Building including costs of debris removal, dismantling or demolishing the Building, architects, surveyors, consulting engineers’ and legal fees (but not fees in the preparation of a claim under the policy) as a result of:

i

destruction of or physical damage to the Building which affects the structural integrity of the Building caused by a defect in design workmanship or materials existing but undiscovered at commencement of the insurance; and

ii

ingress of water into the property caused by a defect in the design or construction of the waterproofing envelope of the Building existing but undiscovered at commencement of the insurance (but only from one year following commencement of the insurance);

but excluding any loss, damage or destruction of new mechanical and electrical services forming part of the permanent apparatus for the proper functioning of the Building,

#175624818v6<THL> - Agreement for	10	GFD.053140.00047
Underlease

and, for the avoidance of doubt, containing standard exclusions for this type of insurance and provided that such insurance is available at commercially reasonable rates (which shall, for the avoidance of doubt, be a premium charge of no more than four million pounds (£4,000,000) in respect of a sum insured of not less than the full reinstatement value of the Building (being four hundred and twenty five million pounds (£425,000,000)) or pro-rata in respect of a lower sum insured);

Leases means the leases of each of the Premises, each to be in form attached at Appendix 8 and Lease means any one of them as the context so requires;

Lease Completion Date means the later of:

(a)	the date immediately following the expiry of ten (10) Working Days from and including the Practical Completion Date;

(b)	the day immediately following the expiry of ten (10) Working Days from and including the date the Landlord has provided to the Tenant the last of the Completion Deliverables; and

(c)	the Target Completion Date;

Lettable Units means any part of the Building (other than the Premises) which is let or is intended for letting on the basis of a lease similar in nature to the Leases;

Licence for Alterations means licences each in the form attached at Appendix 5 to be granted in respect of the Tenant’s Works to (separately) the First Floor Premises, the Second Floor Premises and the Third Floor Premises and ‘Licences for Alterations’ shall be interpreted accordingly;

Losses means mean all liabilities incurred by the Landlord, all damage and loss suffered by the Landlord, all damages, compensation and penalties awarded against the Landlord, all claims, demands, actions and proceedings made or brought against the Landlord, and all fees, costs and expenses incurred by the Landlord;

LR Certificates means certificates from the Landlord or Funder (as the case may be) or any mortgagee of their interest in the Building addressed to HM Land Registry duly executed by the Landlord or Funder (as the case may be) or such mortgagee in a form reasonably acceptable to the Tenant certifying that any restrictions on the registered title to the Superior Leases do not apply to the grant of the Leases and (if relevant) confirming that any such mortgagee has given its written consent to the grant of the Leases;

LPA means the City of London Corporation;

Material Variation means any variation to the Base Build Works which is not a Permitted Variation or a Prohibited Variation;

Measurement Plans means the plans appended to this Agreement as Appendix 6;

Measurement Surveyor means Plowman Craven Limited (registration number 06429056) or such other reputable, substantial and suitably qualified replacement measurement surveyor who is experienced in the surveying of works of comparable scale, complexity and quality to the Landlord’s Works in the City of London to be appointed by the Landlord for the purposes of undertaking the measurement as provided in clause 10.1;

#175624818v6<THL> - Agreement for	11	GFD.053140.00047
Underlease

Measurement Surveyor Reliance Letter means a reliance letter addressed to the Tenant from the Measurement Surveyor in respect of the measurement report produced by the Measurement Surveyor following the measurement carried out pursuant to Clause 10 in the form appended to this Agreement as Appendix 12 subject to such amendments that may be required by Measurement Surveyor to reflect changes in their standard form between the date of this Agreement and the date of the Measurement Surveyor Reliance Letter;

Measuring Code means the sixth edition of the Code of Measuring Practice published by the Royal Institution of Chartered Surveyors;

Mechanical and Electrical Engineer means Sweco UK Limited (registration number 02888385) whose registered office is at Grove House, Mansion Gate Drive, Leeds, West Yorkshire, LS7 4DN appointed by the Landlord pursuant to an Appointment dated 16 November 2023 and subsequently novated to the Building Contractor pursuant to a deed of novation dated 24 November 2023, or such other reputable replacement mechanical and electrical engineer appointed by the Landlord or the Building Contractor in accordance with this Agreement in relation to the Base Build Works;

Minimum Area means ninety five percent (95%) of the Target Area for each Relevant Premises;

Minimum Tenant Threshold means a tenant or tenants in aggregate occupying at least fifty per cent (50%) of the Net Internal Area of the Lettable Units (as defined in the Leases) have confirmed to the Landlord in writing that they would like the relevant amendment to the Building Services and/or Additional Services (as both defined in the Lease);

NABERS Fit Out Guide means the requirements of the Landlord as regards the Tenant’s Works and operations of the Premises in the form attached at Appendix 23;

NABERS Requirements means NABERS UK Guide to Design for Performance Version 3.0 – June 2024, requirements”;

Net Internal Area means net internal area as defined in the Measuring Code in square feet;

Nominated Account means the Landlord’s Solicitors client account number 23115320 at The Royal Bank of Scotland plc sort code 15 – 10 – 00;

Nominating Notice means a written notice substantially in the relevant form at Appendix 3 identifying the Tenant and the Third Party Rights vested in it;

Non Reinstatement TRM means a Tenant’s Variation which the Tenant shall not be under an obligation to the Landlord to reinstate on the expiration or sooner determination of the term of the Leases;

Non-Structural TRM means a Tenant’s Variation which is not a variation to, or does not in any way affect, the structure of the Building;

Opinion Letter means an opinion letter in respect of the Surety from DLA Piper LLP (US) or such other firm of lawyers as the Landlord’s Solicitors may approve (acting reasonably) substantially in the form attached at Appendix 26 or such other form satisfactory to the Landlord’s Solicitors (acting reasonably);

#175624818v6<THL> - Agreement for	12	GFD.053140.00047
Underlease

Option End Date means 31 January 2026;

Option to Decrease an option for the Tenant to omit the Contraction Space from the Lease to be granted pursuant to the terms of this Agreement;

Part Third Floor (West) Premises means that part of the Building known as Level 3 (West) as shown edged red on the plan attached at Appendix 19;

PC Checklist means the practical completion checklist annexed to this Agreement at Appendix 22 to the extent relevant to the Base Build Works;

Permitted Variation means in relation to the Base Build Works:

(a)	any variation which is required by any competent authority either as a condition of the grant or continuance in force or implementation of:

i	any Requisite Consents in relation to the construction or lawful occupation of the Building obtained before the date of this Agreement or required as a result of a Tenant’s Variation; or

ii	any planning permission granted after the date of this Agreement in consequence of a Tenant’s Variation; or

(b)	any variation which is required for the Base Build Works to comply with Statutory Requirements; or

(c)

any substitution of materials due to those materials being unavailable, not available within a reasonable time or not available at a reasonable cost where the alternative materials are consistent with the Building Standard, are of no lesser quality and suitability and are of substantially the same finish, appearance and performance (including, where relevant, that they comply with or exceed the manufacturers’ stated performance criteria for the item that is being replaced); or

(d)	Design Development; or

(e)	(for the avoidance of doubt) any Tenant’s Variation which the Landlord is required to implement under this Agreement; or

(f)

any variation to any part of the Building which the Tenant will not be using or occupying pursuant to the Leases or over which the Tenant will be granted rights pursuant to the Leases and which does not adversely affect the Tenant or its use and occupation of the Premises; or

(g)	any variation amending the provision of bicycle spaces; or

(h)

any variation providing additional amenities in the Building provided that this does not affect the provision of the existing amenities in the Building as set out in the Base Build Specification (save to the extent such effect on the provision of the existing amenities is expressly specified as a Permitted Variation); or

#175624818v6<THL> - Agreement for	13	GFD.053140.00047
Underlease

(i)	relocation of the EXO Club and Communal Roof Terrace from the twelfth floor to the thirteenth floor of the Building in accordance with the plans and specification attached at Appendix 24;

Planning Agreements means any Highways Act Agreement (including the Section 278 Agreement), any Water Act Agreement, any agreement with any competent authority or body relating to other services or utilities in connection with the development permitted pursuant to the Planning Permission, any agreement entered into with the Greater London Authority or Transport for London and/or any agreement, undertaking or obligation under section 106 of the Town and Country Planning Act 1990 (including the Section 106 Agreement), section 33 of the Local Government (Miscellaneous Provisions) Act 1982, section 111 of the Local Government Act 1972 or the City of London (Various Powers) Act 1967, in each case affecting the Building (whether or not also affecting other property) and/or the Base Build Works;

Planning Permission means a planning permission granted on 14 June 2023 by the City of London with application refence number 21/00930/FULMAJ as varied from time to time in accordance with this Agreement;

Practical Completion Date means the date of practical completion of the Landlord’s Works in accordance with the Building Contract as specified in the relevant Certificate of Practical Completion;

Practical Completion Longstop Date means 25 October 2028;

Pre-Agreed Tenant’s Variations means the Tenant’s Variations which are agreed in principle prior to the date of this Agreement, details of which are set out in Appendix 20;

Premises means the premises described in Schedule 1 and Relevant Premises shall mean any one or more of such premises (as the case may be) but subject to the terms of clause 3;

Principal Rent means the principal rent first reserved by the Leases, calculated pursuant to clause 10.6;

Proceedings means any proceeding, suit or action arising out of or in connection with this Agreement, or the negotiation, existence, validity or enforceability of this Agreement, whether contractual or non-contractual;

Progress Report means a monthly report produced by or on behalf of the Landlord substantially in the form at Appendix 13 which shall include the following:

(a)	the Employer’s Agent report;

(b)	the Building Contractor’s monthly progress report;

(c)	the Verification Engineer’s monthly report (in a format to be agreed between the Tenant and the Landlord, each acting reasonably);

(d)	a Tenant’s Variations tracker; and

(e)	a planning conditions and obligations status tracker;

#175624818v6<THL> - Agreement for	14	GFD.053140.00047
Underlease

Professional Team means together the Architect, the Mechanical and Electrical Engineer and the Structural Engineer;

Prohibited Variation means in relation to the Base Build Works any variation which is not a Permitted Variation and which would (or could reasonably be expected to) whether alone or when taken with any other:

(a)

(disregarding the impact of the exception in paragraph (c) below) materially adversely affect (or be inconsistent with) the Tenant’s rights under this Agreement or the Leases or make the Tenant’s obligations under this Agreement or the Leases any more onerous (including the service charge provisions in the Leases);

(b)

cause the Practical Completion Date to be delayed beyond the date nine (9) months beyond the Estimated Landlord’s Works Completion Date provided that, for the purposes of this definition, the Estimated Landlord’s Works Completion Date shall not be subject to extension in accordance with Clause 2.1.4 unless the variation is to mitigate against greater delay to the Practical Completion Date;

(c)	reduce or increase the Net Internal Area by more than two per cent (2%);

(d)	materially adversely affect the external appearance of the Building (ignoring the roof of the Building and any terraces and plant areas which are not within the Premises);

(e)

compromise the performance of any part of the Base Build Works or reduce the performance or life-span of any element of the Premises or any of the Building Systems below the performance or life-span for which they are designed, including any variation to the manner of separation of the electricity supply to the Building and the performance of any associated plant, machinery and apparatus;

(f)	result in any material variation to any of the Key Design Elements; and

(g)	result in a reduction in quality of performance criteria of the finishes as described in the Base Build Specification;

Quarter Day means any of the following days in a year, namely 25 March, 24 June, 29 September and 25 December;

Regulations means the Construction (Design and Management Regulations) 2015;

Reinstatement and Rent Review Specification means the reinstatement and rent review specifications for the Leases in the form attached as Appendix 14, and in respect of the part of the specification dealing with reinstatement, as modified and/or amended in accordance with Clause 2.15.20;

Reinstatement TRM means a Tenant’s Variation which the Tenant shall be under an obligation to the Landlord to reinstate at the expiration or sooner determination of the term of the Leases;

#175624818v6<THL> - Agreement for	15	GFD.053140.00047
Underlease

Remedial Works means any snagging or other remedial works in respect of the Base Build Works which are to be carried out by or on behalf of the Landlord in accordance with this Agreement;

Rent Commencement Date means the date which is:

(a)	sixteen and a half (16.5) months from and including the Term Commencement Date if the Option to Decrease is exercised; or

(b)	seventeen and a half (17.5) months from and including the Term Commencement Date if the Option to Decrease is not exercised,

or in either case such later date calculated in accordance with clauses 2.4 and/or 18.8;

Requisite Consents means those permissions, consents, approvals, licences, certificates and permits as may be necessary lawfully to commence, carry out, maintain and complete the Landlord’s Works (including the Planning Permission), or, as the case may be, to carry out the Tenant’s Works or the Split Works (as defined in Schedule 3 to this Agreement) including all building regulations consents (or proper and valid waivers made by the relevant competent authority) but not including any which would ordinarily be obtained by or complied with by an occupier of the Premises;

Right of First Offer Agreement means the right of first offer agreement to be entered into between the parties subject to clause 18.12 in the form annexed to this Agreement at Appendix 10;

Rights of Light Insurance Policy means the rights of light policy placed by the Landlord in respect of the Landlord’s Works issued by Great Lakes Insurance UK Limited (with policy number GEROL0038782CV);

Screening Room means the area for the hosting of meetings and events situated on the first floor of the Building shown edged blue on Plan 2 to the Lease;

Section 106 Agreement means the deed of agreement under section 106 of the Town and Country Planning Act 1990, section 278 of the Highways Act 1980 and other powers relating to 1 Exchange Square, London, EC2A 2JN dated 14 June 2023 and made between (1) The Mayor and Commonalty and Citizens of the City of London, (2) Network Rail Infrastructure Limited (3) PNBJ I Limited and (4) OCBC Bank (Malaysia) Berhad, as varied from time to time in accordance with this Agreement;

Section 278 Agreement means the agreement made under section 278 of the Highways Act 1980 dated 24 May 2023 and made between Transport for London (1) and PNBL I Limited (2);

Standard Conditions means the Standard Commercial Property Conditions (Third Edition) Part 1. References in the Standard Conditions:

(a)	to property are references to the Premises;

(b)	to seller are the Landlord; and

(c)	to buyer are references to the Tenant;

#175624818v6<THL> - Agreement for	16	GFD.053140.00047
Underlease

Statutory Requirements means the requirements of any directly applicable provision of any statutory enactment or any regulation, rule or order made pursuant thereto or any regulation, occurrences or bye-law of any local authority or of any Statutory Undertaker which has jurisdiction with regard to the Base Build Works or the Tenant’s Works (as the case may be), or with whose systems the same is or will be connected and any conditions attached to any notices served under any such enactment, regulations, rule or order, regulation or bye-law;

Statutory Undertaker means any local authority or statutory undertaker working solely in pursuance of its statutory obligations including any persons employed, engaged or authorised by it upon or in connection with that work;

Storage Area means the additional storage space within the Building to be comprised in the Storage Licence and shown edged blue on the plan annexed to the Storage Licence;

Storage Licence means the licence for additional storage space to be entered into between the parties in the form annexed to this Agreement at Appendix 9;

Structural Engineer means Heyne Tillett Steel Ltd (registration number 07155581) whose registered office is at 16 Chart Street, London, England N1 6DD appointed by the Landlord pursuant to an Appointment dated 9 August 2023 and subsequently novated to the Building Contractor pursuant to a deed of novation dated 24 November 2023, or such other reputable replacement structural engineer appointed by the Landlord or the Building Contractor in accordance with this Agreement in relation to the Base Build Works;

Sub-Contractors means those sub-contractors appointed by the Building Contractor with material design responsibility for the following:

(a)	curtain walling;

(b)	electrical installation;

(c)	lifts and escalators;

(d)	mechanical installation;

(e)	raised floors;

(f)	wall cladding;

(g)	steelwork;

(h)	structural frame;

(i)	windows and external doors;

(j)	façade;

(k)	building maintenance unit;

(l)	concrete;

(m)	landscaping;

#175624818v6<THL> - Agreement for	17	GFD.053140.00047
Underlease

(n)	fire safety and sprinklers; and

(o)	roof waterproofing,

and any further, additional or replacement sub-contractor appointed by the Building Contractor for any of those works packages in connection with the Landlord’s Works;

Superior Landlord means the holder of the reversion, whether immediate or not, to the leasehold interest in the Building;

Superior Leases means:

(a)

the lease of the Building dated 28 August 1998 and made between Railtrack Plc (1) and B.L.C.T. (12718) Limited (2), title to which is registered at the Land Registry under title number NGL765588 as varied or supplemented by any document which is supplemental to such deed and the expression includes any documents replacing the same from time to time or in reversion to such lease, whether mediate or immediate;

(b)

the lease of the Building dated 17 February 1999 and made between (1) B.L.C.T. (12718) Limited and (2) Broadgate (PHC 8) Limited, title in which is registered at the Land registry under title number NGL770396, in each case as varied or supplemented by any document which is supplemental to such deed and the expression includes any documents replacing the same from time or in reversion to such lease, whether mediate or immediate;

Target Area means:

(a)	in respect of First Floor Premises, nineteen thousand eight hundred and ninety two (19,892) square feet of Net Internal Area;

(b)	in respect of Second Floor Premises, forty thousand nine hundred and fourteen (40,914) square feet of Net Internal Area;

(c)	in respect of Third Floor Premises:

i.	if the Option to Decrease is not exercised, forty two thousand and twenty two (42,022) square feet of Net Internal Area; or

ii.	if the Option to Decrease is exercised, nineteen thousand eight hundred and fifty-eight (19,858) square feet of Net Internal Area;

Target Completion Date means 25 September 2027 subject (save where this Agreement provides otherwise) to extension pursuant to Clause 2.1.4;

Target Dates means the Estimated Landlord’s Works Completion Date and the Target Completion Date;

Tenant means FTI Consulting Management Limited (registration number 04805205) and includes its successors in title and assigns;

#175624818v6<THL> - Agreement for	18	GFD.053140.00047
Underlease

Tenant Plant Area has the meaning given to it in the Leases and as arrived at in accordance with the provisions of clause 18.6;

Tenant’s Delay means

(a)

any unreasonable delay in giving, or any unreasonable withholding of, consents or approvals by the Tenant of matters requiring the consent or approval of the Tenant under this Agreement (if and to the extent that the relevant consent or approval may not be unreasonably withheld or delayed), save where the consent or approval is deemed to have been given pursuant to an express provision of this Agreement;

(b)	any delay caused by the carrying out by the Tenant of the Tenant’s Works before the Practical Completion Date if permitted either by this Agreement or by the Landlord;

(c)	any other impediment by the Tenant or delay caused by a breach by the Tenant of its obligations in this Agreement; and/or

(d)	the Total TRM Delay,

provided that to the extent that any period of delay is caused or contributed to by more than one factor it shall be taken into account only once in calculating the aggregate period of delay caused;

Tenant’s Solicitors means Simmons & Simmons LLP of One Ropemaker Street, London, EC2Y 9SS (Reference:141503-00002/ABC/ADAX) or any other solicitors the Tenant appoints for this Agreement and taking the Leases;

Tenant’s Sub-Contractor Warranties means the collateral warranties to be procured by the Landlord in favour of the Tenant from the Sub-Contractors in accordance with clause 4.1 and in the substantially the relevant form at Appendix 2;

Tenant’s Surveyor means Colliers Building Consultancy Limited of 95 Wigmore Street, London, W1U 1FF or such other replacement reputable replacement surveyor appointed by Tenant in relation to the Tenant’s Works;

Tenant’s Third Party Rights means the relevant rights from the Building Contractor and the Employer’s Agent in favour of the Tenant on the basis that the Tenant is granted such rights in respect of each of the Leases as set out in Appendix 1;

Tenant’s Variations means any works requested by the Tenant additional to or in modification of the Landlord’s Works (and in the case of the Pre-Agreed Tenant’s Variations, the Base Build Works), excluding any Tenant’s Works (which shall include, for the avoidance of doubt, any Pre-Agreed Tenant’s Variations);

Tenant’s Works means such fitting out works or the Category A Works and any other works to the Premises (or the areas over which the Tenant is granted rights, as the case may be including to the Tenant Plant Area) under the Leases as approved (where consent is required under the Leases or where such works are prohibited under the Leases but the Landlord is minded to permit such works as part of the initial fit out) by the Landlord in accordance with the terms of Schedule 2 of this Agreement;

#175624818v6<THL> - Agreement for	19	GFD.053140.00047
Underlease

Term Commencement Date means the earlier of:

(a)	the Access Date; and

(b)	the Lease Completion Date;

Termination Payment means an amount, expressed in pounds sterling, and calculated in accordance with the following formula:

(A ÷365) × B

where:

A = an amount equal to the aggregate of the “Principal Rent” under all of the Leases calculated in accordance with clause10.6 assuming that the measured area for each part of the Premises is equal to the Target Area for that part of the Premises; and

B = the number of days by which the “Rent Commencement Date” would have been deferred pursuant to and in accordance with clause 18.8 had the Practical Completion Date occurred on the date that this Agreement is terminated pursuant to clause 23.2.2 or 23.3.2;

Third Party Agreement has the meaning given to it in the Building Contract;

Total TRM Delay means the aggregate of all TRM Delays;

TRM Costs means the reasonable and proper cost of a Tenant’s Variation (or any Landlord’s Proposal(s) prepared for a Pre-Agreed Tenant’s Variation which the Tenant does not request to be carried out, as applicable) as certified by the Employer’s Agent which shall include additional preliminaries incurred by the Building Contractor on prolongation and any other reasonable and proper costs and expenses incurred or to be incurred by the Landlord (including any additional fees of the Employer’s Agent and Professional Team and Sub-Contractors, but excluding any development management fee for the Landlord) an estimate of which is contained in a Landlord’s Proposal and/or any cost which falls to be or is deemed to arise from a Tenant’s Variation in accordance with this Agreement;

TRM Cut-off Date means 31 October 2025, provided that, for the purposes of this definition, the Estimated Landlord’s Works Completion Date shall not be subject to extension in accordance with Clause 2.1.4;

TRM Delay means a period of delay to the Landlord’s Works or to any part of them resulting from a Tenant’s Variation as determined and certified by the Employer’s Agent, provided that to the extent that any such period of delay is caused or contributed to by more than one factor it shall be taken into account only once in calculating the aggregate period of TRM Delay;

VAT means value added tax chargeable under the Value Added Tax Act 1994 and any similar or replacement tax;

Verification Engineer means in respect of:

#175624818v6<THL> - Agreement for	20	GFD.053140.00047
Underlease

(a)

the Building Systems other than the matters referred to in paragraphs (b) and (c) of this definition, CML Sustain (Commissioning Management) Limited (incorporated and registered in England and Wales under company registration number 06838929), the registered office of which is at The Stanley Building, 7 Pancras Square, London N1C 4AG;

(b)

the lifts and associated plant, machinery and equipment forming part of the Base Build Works, CML Sustain (Commissioning Management) Limited (incorporated and registered in England and Wales under company registration number 06838929), the registered office of which is at The Stanley Building, 7 Pancras Square, London N1C 4AG; and

(c)

the water quality and associated plant, machinery and equipment forming part of the Base Build Works, CML Sustain (Commissioning Management) Limited (incorporated and registered in England and Wales under company registration number 06838929), the registered office of which is at The Stanley Building, 7 Pancras Square, London N1C 4AG,

or in each case such other reputable replacement verification engineer as may be appointed by the Landlord in accordance with this Agreement;

Water Act Agreement means any agreement under section 104 of the Water Industry Act 1991 and/or any agreement with a water undertaker and/or a drainage undertaker (within the meaning of the Water Act 1989) or other appropriate authority as to water supply or drainage of surface water and/or foul water; and

Working Day means any day from Monday to Friday (inclusive) which is not Christmas Day, Good Friday or a statutory bank holiday; and

Works means the Base Build Works.

1.2	Any obligation on a party to this Agreement to do any act includes an obligation to procure that it is done.

1.3	Where a party is placed under a restriction in this Agreement, the restriction includes the obligation on the party not to permit the infringement of the restriction by any person.

1.4	The clause and paragraph headings in this Agreement are for ease of reference only and are not to be taken into account in the construction or interpretation of any provision to which they refer.

1.5	Unless the contrary intention appears, references:

1.5.1	to numbered clauses and Schedules are references to the relevant clause in, or Schedule to, this Agreement; and

1.5.2	to a numbered paragraph in any Schedule are references to the relevant paragraph in that Schedule.

1.6	Words in this Agreement denoting the singular include the plural meaning and vice versa.

1.7

References in this Agreement to any statutes or statutory instruments include any statute or statutory instrument amending, consolidating or replacing them respectively from time to time in force, and references to a statute include statutory instruments and regulations made pursuant to it.

#175624818v6<THL> - Agreement for	21	GFD.053140.00047
Underlease

1.8

Words in this Agreement importing one gender include both other genders and may be used interchangeably, and words denoting natural persons, where the context allows, include corporations and vice versa.

When at any time a party to this Agreement is two or more persons, the expression the Tenant or the Landlord or the Surety includes the plural number and obligations in this Agreement expressed or implied to be made with or by the Tenant or the Landlord are to be treated as made with or by such individuals jointly and severally.

1.9	Any two companies shall be taken to be members of the same “Group of Companies” if one is the subsidiary or the holding company of the other or both are subsidiaries of a third company and

1.9.1	in determining whether any company is a subsidiary of another company the word subsidiary bears the meaning assigned to it by section 1159 of the Companies Act 2006 as originally enacted; and

1.9.2

in determining whether any corporation (which shall be construed in accordance with section 1173 of the Companies Act 2006 as originally enacted) is a subsidiary of another corporation or of a company or whether any company is a subsidiary of a corporation the word subsidiary bears the meaning assigned to it by section 1159 of the Companies Act 2006 as originally enacted.

1.10	Save where express time limits are otherwise provided in this Agreement:

1.10.1

when at any time the written consent or approval of the Landlord or the Tenant is required pursuant to clause 2.4, the Landlord or the Tenant must either grant or refuse written consent or approval, or request further information, within a period of ten (10) Working Days of receipt of request for written consent from the Landlord or the Tenant (as appropriate);

1.10.2

if the Landlord or the Tenant has neither approved or consented to the application nor (alternatively) refused the application by the date falling ten (10) Working Days after the receipt by the Landlord or the Tenant (as appropriate) of the application then the Landlord or the Tenant may serve a further written notice on the Tenant and the Tenant’s Solicitors or the Landlord and the Landlord’s Solicitors (as appropriate) referring to this clause of this Agreement and stating the consequences of a failure to respond (such written notice to be clearly marked “Immediate attention required otherwise your written consent or approval is deemed to be given”); and

1.10.3

if the Landlord or the Tenant (as appropriate) fails to respond within fifteen (15) Working Days of receipt of the further written notice served pursuant to paragraph 1.10.2 (time being of the essence) the Landlord or the Tenant’s written consent or approval (as appropriate) shall be deemed to have been given to such application.

#175624818v6<THL> - Agreement for	22	GFD.053140.00047
Underlease

1.11

Only the Landlord’s obligations under the following clauses are landlord’s covenants: clauses 2.23, 3, 11.4, 11.5, 11.7, 15, 16, 18.1 – 18.8 (inclusive), 18.9, 18.10.3, 19, 20.3, 23.4.2 (b), 24, 27, 29, 30, 33 and paragraphs 2.4 to 2.10 (inclusive), 5.3 and 7.1 of schedule 2; all the other Landlord’s obligations in this Agreement are personal to the Landlord (in this context meaning the party named in the Parties clause to this Agreement).

1.12	In respect of any claim by a party (the Claimant) under any indemnity given under this Agreement by the other party (the Indemnifying Party) the Claimant shall:

1.12.1	give written notice to the Indemnifying Party of any claim as soon as reasonably possible after receiving written notice of any claim or potential claim;

1.12.2	keep the Indemnifying Party reasonably informed of all material progress and relevant information and dialogue in connection therewith;

1.12.3	provide to the Indemnifying Party at the Indemnifying Party’s proper cost such information and assistance in relation to any claim as the Indemnifying Party may reasonably require; and

1.12.4

give due consideration to any representations made by the Indemnifying Party with regard to the conduct of any defence, appeal, dispute, compromise or settlement of any such claim but without being bound by such representations.

2	The Landlord’s Works

2.1	Programme and delays

2.1.1

The Landlord’s Programme current at the date of this Agreement provides for the Practical Completion Date to be achieved on or before the Estimated Landlord’s Works Completion Date. The Landlord shall be entitled (but not required) to achieve the Practical Completion Date before the Estimated Landlord’s Works Completion Date.

2.1.2	The Landlord shall:

(a)

procure that the Employer’s Agent certifies, and gives to the Tenant and the Tenant’s Surveyor written notice of, any changes to the Landlord’s Programme and/or the Anticipated PC Date in the Progress Report; and

(b)

as part of the Progress Report provide to the Tenant and the Tenant’s Surveyor a copy of the Landlord’s Programme, together with a written indication of whether or not the Landlord’s Programme has been adhered to and, if not, giving written reason(s) why the Landlord’s Programme has not been adhered to and providing any revised target dates for achieving those elements of the Landlord’s Programme which have not been achieved.

2.1.3

The Landlord will use all reasonable endeavours to carry out and complete the Base Build Works with due diligence and progress the Base Build Works as quickly as reasonably possible in accordance with the Landlord’s Programme.

#175624818v6<THL> - Agreement for	23	GFD.053140.00047
Underlease

2.1.4

Where there has been an Event of Delay (or more than one Event of Delay) the Target Dates shall be postponed by such period or periods as is or are properly determined (whether before and/or after the Practical Completion Date) and certified by the Employer’s Agent to be fair and reasonable so as to reflect the delay(s) caused by such Event of Delay or Events of Delay, provided always that the Target Completion Date shall only be postponed in accordance with this clause if the Estimated Landlord’s Works Completion Date is postponed beyond 25 September 2027 and only to the extent that the Estimated Landlord’s Works Completion Date is postponed beyond 25 September 2027. The Landlord shall notify the Tenant of any revised Target Dates determined by the Employer’s Agent, and provide a copy of the relevant certificate (together with all supporting information and evidence used by the Employer’s Agent in reaching his determination), as soon as reasonably practicable following such determination.

2.1.5	Where there is an Event of Delay or the Landlord reasonably believes that there will be an Event of Delay, the Landlord shall:

(a)

give the Tenant notice of such Event of Delay either in the next Progress Report or at the next monthly meeting in accordance with Clause 2.19 after the Landlord has become aware of the Event of Delay; and

(b)

from time to time give to the Tenant full or further details of such Event of Delay and its effect or reasonably likely effect upon the progress of the Base Build Works (including details of any revised Target Dates determined in accordance with Clause 2.1.4).

2.1.6

The Landlord shall use all reasonable and commercially prudent endeavours to mitigate any Events of Delay, provided that this obligation shall not require the Landlord to accelerate the Base Build Works or (save to an immaterial extent) incur any additional expenditure.

2.1.7

The Tenant shall use all reasonable and commercially prudent endeavours to mitigate any Tenant’s Delay (other than TRM Delays), provided that this obligation shall not require the Tenant to incur any additional expenditure (save to an immaterial extent).

2.2	Requisite Consents

With respect to Requisite Consents for the Base Build Works the Landlord will apply for and use all reasonable endeavours to obtain all Requisite Consents from time to time as may be appropriate before and throughout the course of the Base Build Works.

2.3	Base Build Works generally

2.3.1	The Landlord will procure that the Base Build Works are carried out:

(a)	in accordance with this Agreement, the Building Contract and the Base Build Specification;

(b)	in a proper and workmanlike manner and in accordance with good building practice;

(c)	with the reasonable skill and care to be expected of a developer experienced in carrying out and completing projects of a similar size and type to the Base Build Works;

#175624818v6<THL> - Agreement for	24	GFD.053140.00047
Underlease

(d)	in accordance with the Requisite Consents;

(e)

in compliance with any Statutory Requirements and any instruments, rules, orders, regulations, written notices, directions, bye-laws, permissions and plans for the time being made under or deriving validity from them, and any rules, regulations, building regulations, orders, bye-laws or codes of practice of any local or other competent authority or of any Statutory Undertaker which has jurisdiction with regard to the Base Build Works;

(f)	without specifying or permitting the use of Deleterious Materials;

(g)	in accordance with UK Designated Standards (where appropriate) or Codes of Practice (or where no such standard exists do not conform with a British Board of Agrément Certificate);

(h)	without infringing the rights of access of light or air or other easements, covenants or obligations enjoyed by owners or occupiers (at the date of this Agreement) of any property;

(i)	so as to satisfy any performance specification or requirement referred to in the Base Build Specification for the term of the Leases;

(j)	so as to achieve:

i	a BREEAM Non-Domestic Refurbishment 2018 – Shell & Core Scope for Offices rating of “Outstanding”;

ii	a WELL Core version two (v2) of “Platinum;

iii	a WiredScore Office – Single Building – Development version one (v1) of “Platinum”; and

iv	an EPC rating of at least “A”.

2.3.2	The Landlord shall not do anything in respect of the Base Build Works that would preclude the Base Build Works or the Tenant’s Works from achieving a WELL Core version two (v2) of “Platinum”.

2.3.3	The Landlord and the Tenant acknowledge and agree that:

(a)	the Landlord is committed to achieving a NABERS UK Guide to Design for Performance version one point one (v1.1) April 2021 rating of “five (5) stars”; and

(b)

the Landlord shall design the Base Build Works to the requirements set out in paragraph 4 of section 3 of the NABERS Requirements and will use all reasonable but commercially prudent endeavours to procure that all tenants and occupiers of the Building comply with the NABERS Fit Out Guide;

2.3.4

The Landlord shall use all reasonable endeavours to procure that the Base Build Works are designed with the reasonable skill and care to be expected of a designer experienced in designing projects of a similar size and type to the Base Build Works.

#175624818v6<THL> - Agreement for	25	GFD.053140.00047
Underlease

2.3.5

The Landlord shall observe and perform all of the conditions and obligations on the part of the Landlord under the Planning Permission and any Planning Agreements and shall indemnify the Tenant in respect of any breach by the Landlord of the same, save where and to the extent compliance is the responsibility of (whether under any Leases or this Agreement) or within the exclusive control of the Tenant once the Tenant takes occupation of the Premises.

2.4	Failure to comply with applicable Statutory Requirements

2.4.1	If:

(a)

at or following the Practical Completion Date it is discovered that the whole or any part of the Base Build Works (as completed at the Practical Completion Date) did not comply with all Statutory Requirements (including in relation to health and safety and fire safety) applicable to the Base Build Works as at the Practical Completion Date (the “Applicable Statutory Requirements”), otherwise than as a result of any act or default of the Tenant; and

(b)	as a result, the Premises are incapable of occupation or use or inaccessible (including the Tenant being unable to commence, continue or complete the Tenant’s Works) in whole or in part,

then,

i

(without limiting any obligations on the part of the Landlord and the Tenant under the Leases) the Landlord shall as soon as reasonably possible carry out such works (at its own cost) as may be necessary to procure that the Base Build Works comply with the Applicable Statutory Requirements and the Tenant will permit the Landlord and all those authorised by the Landlord to carry out such works as if they were Remedial Works under clause 12;

ii

(subject to clause 2.4.2) the Rent Commencement Date under any Lease affected by such non-compliance, which has resulted in the Premises being incapable of occupation or use or inaccessible, will to the extent the use or occupation or accessibility of the Premises is affected be extended by one additional day for each day on which the Premises are incapable of occupation or use or inaccessible as a result of such non-compliance (or, where part only of the Premises is affected, by a fair and reasonable proportion of such period having regard to the extent to which the relevant Premises are affected); and

iii

(subject to clause 2.4.2) the Tenant’s obligation to pay the “Insurance Rent” and the “Service Charge” (in each case as defined in the Leases), or a fair and reasonable proportion of each of them according to the nature of the non-compliance and the extent to which the use or occupation or accessibility of the Premises is affected, shall be suspended during any period in which the Premises (or the relevant part of them, as the case may be) are incapable of occupation or use or inaccessible as a result of such non-compliance; and

#175624818v6<THL> - Agreement for	26	GFD.053140.00047
Underlease

iv

the Landlord shall pay to the Tenant (by way of compensation) an amount equal to any business rates paid or payable by the Tenant in respect of the Premises (or a fair and reasonable proportion of such rates according to the extent to which the use or occupation or accessibility of the Premises is affected) relating to any period in which the whole or the relevant part (as the case may be) of the Premises are incapable of occupation or use or inaccessible as a result of such non-compliance, any such payment to be made within 10 Working Days, but the Tenant shall take reasonable steps to mitigate any business rates for which it is liable.

2.4.2

If clauses 2.4.1(b)ii and/or 2.4.1(b)iii apply at any time when the Landlord is not the person who from time to time holds the immediate reversion to the Leases then the extension of the Rent Commencement Date and/or the obligation to pay the “Insurance Rent” and the “Service Charge” (in each case as defined in the Leases), as the case may be, shall not apply but the Landlord covenants to pay the Tenant an amount equal to the additional rent free period to which the Tenant would have been entitled and/or the “Insurance Rent” and the “Service Charge” (in each case as defined in the Leases) that would have been suspended if the Landlord was the person who from time to time holds the immediate reversion to the Leases, such sums to be payable within ten (10) Working Days following demand.

2.5	Utility Connections

2.5.1	The Landlord shall pay:

(a)

all connection charges that may be payable to any water, gas, electricity or telecommunications authority for the initial connection of services and the provision of which forms part of the Base Build Works; and

(b)	any fees or charges payable under any statute or to any Statutory Undertaker in respect of the Base Build Works,

and the Landlord shall at its own cost comply with all requirements of any water, gas, electricity or telecommunications authority in relation to the carrying out of the Base Build Works.

2.5.2

The Landlord shall use all reasonable but commercially prudent endeavours to comply with all requirements of the authorities referred to in clause 2.5.1, including the placing of orders, the giving of requisite notices and the making of requisite requests as soon as reasonably practicable having regard to reasonably foreseeable lead-in times and the working practices of such authorities in order to procure that the delivery of the relevant utilities does not delay the Landlord’s Programme or the Practical Completion Date.

#175624818v6<THL> - Agreement for	27	GFD.053140.00047
Underlease

2.6	Permitted Variations to the Base Build Works

2.6.1	The Landlord may make Permitted Variations without the consent of the Tenant.

2.6.2	If the Landlord makes any Permitted Variation it shall give written notice to the Tenant of the Permitted Variation as part of the next Progress Report.

2.6.3	If the Landlord elects to make the Permitted Variation referred to in paragraph (i) of the definition of Permitted Variation, the Landlord shall:

(a)	develop and finalise the design of such Permitted Variation as soon as reasonably practicable following its election to make the Permitted Variation;

(b)	ensure that the design of such Permitted Variation is consistent with the Building Standard;

(c)	keep the Tenant informed and updated of progress in connection with the design development of such Permitted Variation;

(d)	have due regard to (but not be bound by) representations provided by the Tenant in connection with the design development of such Permitted Variation; and

(e)	provide the Tenant with a final copy of the design documents of such Permitted Variation as soon as reasonably practicable after the same becomes available.

2.7	Material Variations to the Base Build Works

2.7.1

The Landlord may not make Material Variations except with the prior written consent of the Tenant (such consent not to be unreasonably withheld or delayed), and any application from the Landlord shall include such information as is reasonably required to enable the Tenant to properly review and consider the application.

2.7.2

The Tenant shall respond to a request from the Landlord for consent to make any Material Variation as soon as reasonably practicable and in any event within ten (10) Working Days of each request from the Landlord.

2.7.3	If the response from the Tenant is to refuse consent, then the Tenant must give reasons for its refusal.

2.7.4

In the absence of any response (together with reasons) from the Tenant within the period of ten (10) Working Days (which may be a response from the Tenant or the Tenant’s Surveyor reasonably making a request for additional information in order properly to review and consider the application), the Tenant shall be deemed to have given its consent to the Material Variation.

2.7.5

Once the information referred to in Clause 2.7.4 has been provided then the provisions of Clauses 2.7.2 to 2.7.4 will apply as if that information had been supplied under clause 2.7.1 save that the time periods set out in those clauses shall be reduced to five (5) Working Days.

#175624818v6<THL> - Agreement for	28	GFD.053140.00047
Underlease

2.8	Prohibited Variations by the Landlord

The Landlord may not make any Prohibited Variation.

2.9	CIL

2.9.1	The Landlord shall be liable for all CIL for the Base Build Works to the extent that such CIL liability arises for the Base Build Works.

2.9.2	The Landlord shall submit to the collecting authority (promptly providing copies to the Tenant):

(a)	an assumption of liability notice as soon as reasonably practicable; and

(b)	before any chargeable development is commenced, a commencement notice.

2.9.3	The Landlord shall not withdraw an assumption of liability notice or a commencement notice or transfer liability for CIL without the Tenant’s consent (not to be unreasonably withheld or delayed).

2.9.4	The Landlord shall pay all CIL as it falls due together with any interest, surcharge or penalty and shall keep the Tenant indemnified against any liability arising out of CIL for the Base Build Works.

2.9.5	In respect of the Landlord complying with Clauses 2.9.1 to 2.9.4 the Tenant shall not

(a)	do or allow or permit any act to be undertaken which impedes the Landlord’s ability to pay CIL in respect of the Base Build Works;

(b)	submit to the collecting authority any notices pursuant to the CIL Regulations without first obtaining the Landlord’s written approval; and

(c)	shall keep the Landlord indemnified in respect of any breach by the Tenant of the same.

2.10	Rights of Light

2.10.1	The Landlord shall comply with the obligations on its part in the Rights of Light Insurance Policy.

2.10.2	The Tenant must not do anything which would or may breach the conditions of or invalidate the Rights of Light Insurance Policy.

2.10.3

The Landlord shall keep the Tenant indemnified against any losses, claims, liabilities and demands suffered by the Tenant arising out of or in connection with any claim by any person who enjoys rights of light which is or would be infringed by the carrying out and completion of the Base Build Works.

2.10.4	In respect of any claim covered by the indemnity in clause 2.10.3, the Tenant must:

#175624818v6<THL> - Agreement for	29	GFD.053140.00047
Underlease

(a)	only incur costs that are reasonably incurred and in respect of which the Landlord has given prior written consent (such consent not to be unreasonably withheld);

(b)	give formal written notice to the Landlord of the claim as soon as reasonably practicable after receiving written notice of it;

(c)	allow the Landlord at the Landlord’s cost, to conduct all negotiations and proceedings in relation to the claim and to settle or compromise the claim;

(d)	follow all reasonable directions given to it by the Landlord or the insurer of the Rights of Light Insurance Policy as to the management of any claim;

(e)

provide the Landlord with any information and assistance in relation to the claim that the Landlord may reasonably require and the Tenant is lawfully able to provide, subject to the Landlord paying to the Tenant all costs incurred by the Tenant in providing that information and assistance; and

(f)	mitigate its loss where it is reasonable for the Tenant to do so,

2.10.5	To the extent any mitigation taken by the Tenant pursuant to clause 2.10.42.10.4(f) includes taking active steps that incur costs, these shall be taken at the Landlord’s request and cost.

2.11	Contaminated Land

The Landlord shall be responsible for any liability under the contaminated land regime under Part 2A of the Environmental Protection Act 1990 as a result of the carrying out and completion of the Base Build Works save for any liability due to the Tenant (or its agents) causing, knowingly permitting or contributing to any contamination affecting the Building or the Base Build Works (including any demolition and ground works required to facilitate the carrying out of the Base Build Works), which shall be the sole responsibility of the Tenant.

2.12	Approval by the Tenant

2.12.1

The Tenant shall have no liability whatsoever in respect of the design, carrying out or existence of the Base Build Works and the Tenant makes no representation and gives no warranty as to the quality, suitability or fitness for purpose of the Premises or the Building for this purpose.

2.12.2

No approval, consent or agreement in respect of the Base Build Works given by the Tenant pursuant to or in connection with this Agreement nor any examination of any plans, drawings or other details supplied by the Landlord pursuant to or in connection with the Base Build Works nor any failure by the Tenant to examine information supplied to it or any examination or inspection on or off site with regard to the carrying out of the design of the Base Build Works shall in any way relieve the Landlord from its obligations in connection with the Base Build Works under this Agreement.

#175624818v6<THL> - Agreement for	30	GFD.053140.00047
Underlease

2.13	Variation to Planning Permission or Planning Agreements

2.13.1	The Landlord shall not:

(a)	submit any application for planning permission in respect of the Building;

(b)	vary the Planning Permission;

(c)	enter into any new Planning Agreement; or

(d)	vary any existing Planning Agreement,

in each case if and to the extent that the new planning permission or the variation (as the case may be) would, if implemented, adversely affect the Tenant’s rights under this Agreement or the Leases or make the Tenant’s obligations under this Agreement and or the Leases any more onerous (including the service charge provisions in the Leases) unless otherwise approved in writing by the Tenant (such approval not to be unreasonably withheld or delayed) save that for the avoidance of doubt the Tenant’s approval in writing shall not be required in respect of any immaterial application for planning permission or immaterial variation to the Planning Permission or immaterial new Planning Agreement or immaterial variation to any existing Planning Agreement which would not if implemented adversely affect the Tenant’s rights under the Agreement or the Leases or make the Tenant’s obligations under this Agreement and or the Leases any more onerous (including the service charge provisions in the Leases).

2.13.2	Subject to compliance with Clause 2.13.1:

(a)

the Tenant shall at the Landlord’s written request and the Landlord’s expense enter into any Planning Agreement reasonably required by the relevant local planning authority or other competent authority provided that the Planning Agreement does not impose any liabilities on the Tenant or where it does the Landlord fully indemnifies the Tenant for such liabilities; and

(b)	The Tenant shall not object to, oppose or obstruct the grant of any application for planning permission in respect of the Building or variation to the Planning Permission.

2.13.3

The Landlord shall provide the Tenant with an electronic copy of any submission made to the local planning authority in respect of any of the documents and other information referred to in Clause 2.13.1 promptly and in any event within fifteen (15) Working Days following submission.

2.14	Compliance with Planning Permissions and Planning Agreements

2.14.1

The Landlord shall comply with (and, where appropriate, procure the discharge of) all conditions in the Planning Permission on or prior to the date when the relevant condition falls due to be formally discharged or complied with (as the case may be) other than where the relevant condition may properly and reasonably be regarded as an ongoing condition that is the responsibility of the Tenant to comply with as part of its occupation of the Premises.

#175624818v6<THL> - Agreement for	31	GFD.053140.00047
Underlease

2.14.2

The Landlord shall (where applicable) provide to the Tenant evidence of the discharge of all conditions in the Planning Permission as soon as reasonably practicable and in any event within fifteen (15) Working Days following receipt by the Landlord of confirmation from the local planning authority that the relevant condition has been discharged.

2.14.3

The Landlord shall be solely responsible for observing and performing all covenants and obligations in each Planning Agreement and the Landlord shall provide to the Tenant evidence of the discharge or satisfaction of all covenants and obligations contained in each Planning Agreement which require formal discharge by the local planning authority as soon as reasonably practicable and in any in any event within fifteen (15) Working Days following receipt by the Landlord of confirmation from the local planning authority that the relevant covenant or obligation has been discharged or satisfied.

2.15	Tenant’s Variations

2.15.1

The Tenant may request the Landlord to incorporate Tenant’s Variations in the Landlord’s Works subject to the Landlord’s written approval (such approval not to be unreasonably withheld or delayed) for the period up to and including the TRM Cut-off Date.

2.15.2

The parties shall discuss, acting reasonably, the appropriate extension (if any) to the TRM Cut-off Date having regard to the programme for the Landlord’s Works, the information provided to the Tenant in respect of Landlord’s Works and the anticipated Practical Completion Date, to ensure that the Tenant has available to it all information that may reasonably be relevant to its decision to request any Tenant’s Variation before the TRM Cut-off Date occurs, provided that there shall be no extension to the TRM Cut-off Date unless (and to the extent) agreed between the Landlord and the Tenant in writing.

2.15.3

Save in the case of a Pre-Agreed Tenant’s Variation notified to the Landlord before the TRM Cut-off Date, the Landlord is entitled to withhold written consent to a request for Tenant’s Variations if they:

(a)

would entitle the Building Contractor to reject the Tenant’s Variation under the terms of the Building Contract or otherwise place the Landlord in breach of the Building Contract and/or any Third Party Agreement; and/or

(b)	would involve to an unreasonable extent the dismantling, undoing, removal, alteration or demolition of any Landlord’s Works already in course of construction or completed; and/or

(c)	would cause delay in completing the Landlord’s Works; and/or

(d)	would detrimentally affect the character, quality or finish of the Landlord’s Works; and/or

(e)	would detrimentally affect the rental value, size or value of the reversion to the Building or any part of it; and/or

#175624818v6<THL> - Agreement for	32	GFD.053140.00047
Underlease

(f)	would contravene the terms of the Latent Defects Insurance Policy relating to the Building; and/or

(g)	would detrimentally affect the Landlord’s ability to meet the Minimum Area in respect of a Relevant Premises; and/or

(h)

would require any additional or variation to any of the Planning Permission or the requirement for a submission of a new Planning Permission or any additional or variation to any Planning Agreement (save for alterations covered by delegated authority); and/or

(i)	would adversely affect any area not included within the Premises; and/or

(j)	would prevent the Tenant from complying with its obligations under this Agreement; and/or

(k)	would adversely affect compliance with Statutory Requirements and/or the Requisite Consents which (in the case of the Requisite Consents) are already in existence;

(l)	would adversely affect the environmental credentials of the completed Building including lowering the EPC rating; and/or

(m)	would or could result in a disapplication of the option to tax made under paragraph 2 Schedule 10 Value Added Tax Act 1994; and/or

(n)	would prejudice in any way the ability of the Landlord (for this purpose including its successors in title to the Building) to claim capital allowances in relation to the Landlord’s Works; and/or

(o)	would adversely affect waterproofing/water tightness of the Building; and/or

(p)	would adversely impact affect the fire strategy for the Building,

and the Landlord shall within ten (10) Working Days of the Tenant’s request inform the Tenant in writing if it refuses approval on any such ground, in which case the Tenant shall within fourteen (14) Working Days of the Landlord’s demand pay the reasonable costs incurred by the Landlord in considering the proposed Tenant’s Variation, such costs to be determined by the Employer’s Agent.

2.15.4

The Landlord may request such additional information as it may require for its review of the proposed Tenant’s Variation within ten (10) Working Days of the Tenant’s request and the Tenant shall provide such information to the Landlord within five (5) Working Days of such Landlord’s request.

2.15.5

Where the Landlord has agreed to a request to incorporate a Tenant’s Variation in the Landlord’s Works, the Landlord shall not immediately implement the request, but shall first furnish the Tenant within ten (10) Working Days following receipt of the Tenant’s request or following receipt of the additional information required by the Landlord pursuant to clause 2.15.4 (whichever is later)with the Landlord’s Proposal.

#175624818v6<THL> - Agreement for	33	GFD.053140.00047
Underlease

2.15.6	Within ten (10) Working Days following receipt of the Landlord’s Proposal, the Tenant will either:

(a)	accept the Landlord’s Proposal (such acceptance being the Tenant’s First Confirmation); or

(b)

withdraw the request for the Tenant’s Variation, in which case the Tenant shall pay the Landlord any proper and reasonable abortive costs incurred by the Landlord in considering and costing the request within fourteen (14) Working Days of such costs being certified by the Employer’s Agent.

2.15.7	If the Tenant serves written notice on the Landlord of the Tenant’s First Confirmation pursuant to clause 2.15.6, the Landlord shall:

(a)

give appropriate instructions to the Building Contractor and/or relevant members of the Professional Team and/or the Employer’s Agent (as relevant) to develop the specification, drawings and programme; and

(b)	develop and update (if required) the TRM Costs estimate for the Tenant’s Variation,

and provide an updated Landlord’s Proposal to the Tenant accordingly.

2.15.8	Within ten (10) Working Days following receipt of the updated Landlord’s Proposal pursuant to clause 2.15.7, the Tenant will either:

(a)

notify the Landlord of its intention to proceed with the Tenant’s Variation (such written notice being the Tenant’s Final Confirmation), in which case the Landlord shall proceed to implement the Tenant’s Variation; or

(b)

withdraw the request for the Tenant’s Variation, in which case the Tenant shall pay the Landlord any proper and reasonable abortive costs incurred by the Landlord in considering and costing the request within fourteen (14) Working Days of such costs being certified by the Employer’s Agent.

2.15.9	The Landlord shall be entitled, as a condition of giving its approval to any Tenant’s Variation, to state (in its discretion) either:

(a)	that the Tenant’s Variation is a Reinstatement TRM;

(b)	that the Tenant’s Variation is a Non Reinstatement TRM,

and in the absence of any such notification the Tenant’s Variation will be deemed to be a Reinstatement TRM.

2.15.10

If the Tenant decides at any time prior to the Landlord commencing the relevant part of the Landlord’s Works (or prior to the incorporation of the Tenant’s Variation into the Landlord’s Works) that it no longer wishes to continue with a Tenant’s Variation (including any written notice to reverse any changes to the Base Build Specification related to Tenant’s Variation(s) under Clause 2.15.21 the Employer’s Agent shall certify, and the Landlord shall be entitled to recover from the Tenant, its proper and reasonable abortive costs incurred in connection with the preparation of the relevant Tenant’s Variation.

#175624818v6<THL> - Agreement for	34	GFD.053140.00047
Underlease

2.15.11

If the Tenant serves written notice on the Landlord of the Tenant’s Final Confirmation pursuant to clause 2.15.8, the Landlord shall apply for and use reasonable endeavours to obtain any necessary Requisite Consents for the Tenant’s Variation and, subject to obtaining such Requisite Consents for the Tenant’s Variation (copies of which the Landlord shall deliver to the Tenant’s Surveyor promptly following receipt), the Landlord shall give appropriate instructions to the Building Contractor to carry out and complete or procure the carrying out and completion of the Tenant’s Variation and a copy of the instructions shall be shared with the Tenant as part of the next Progress Report.

2.15.12

In the event that the Tenant does not respond within the time period specified in this clause 2.15, the request for a Tenant’s Variation shall be deemed to have been withdrawn and the provisions of clause 2.15.6(b) or 2.15.8(b) (as relevant) shall apply.

2.15.13	Unless otherwise agreed with the Landlord, the Tenant will pay the relevant TRM Costs as they are incurred as to which:

(a)	payment is to be made against certificates of the Employer’s Agent as to the costs and incidental expenses within fourteen (14) Working Days of delivery of the certificates to the Tenant; and

(b)

if payment is not made within twenty eight (28) days of the delivery of the certificate, the Tenant will pay interest on so much of the expenditure as for the time being remains unpaid at the Interest Rate from the date that the payment became due until payment is made.

2.15.14

The remaining provisions of this clause 2 apply to any Tenant’s Variations incorporated into the Landlord’s Works as they do to the other Landlord’s Works and the Tenant shall be deemed to have agreed to the TRM Cost and/or the TRM Delay (as the case may be).

2.15.15

Where the Landlord’s Proposal contains a statement that the Tenant’s Variation requires Requisite Consents to have been granted prior to the commencement of the Tenant’s Variation and such Requisite Consents have not been obtained within the time allowed by the Landlord’s Proposal (the Landlord having taken all reasonably practicable steps to obtain such Requisite Consents) the Landlord shall be entitled to issue a further Landlord’s Proposal (as to which the relevant provisions of Clause 2.15 shall apply) and shall not be required to proceed with the Tenant’s Variation until the Landlord’s Proposal has been accepted by the Tenant and this procedure shall be repeated until such time as either:

(a)	all the relevant Requisite Consents have been obtained; or

(b)	the Tenant fails to serve written notice on the Landlord accepting the Landlord’s Proposal within the timescale specified in Clause 2.15.6 or 2.15.8 (as relevant).

#175624818v6<THL> - Agreement for	35	GFD.053140.00047
Underlease

2.15.16	The Landlord shall act reasonably and in good faith:

(a)

in relation to the TRM Costs and on the same basis as if the Landlord were procuring a variation to the Landlord’s Works, including (where reasonably practicable) by procuring fixed prices and fees from the Building Contractor and any relevant professionals involved in the Landlord’s Works; and

(b)

in relation to the time required to carry out a Tenant’s Variation, and the impact on the Landlord’s Programme, including (where reasonably practicable) by procuring a programme from the Building Contractor and any relevant professionals involved in the Landlord’s Works, on the same basis as if the Landlord were procuring a variation to the Landlord’s Works.

2.15.17

Whenever the TRM Costs for a Tenant’s Variation have been finalised the Landlord shall supply the Tenant with a statement certified by the Employer’s Agent detailing the relevant TRM Costs. The total TRM Costs shall be certified by the Employer’s Agent and notified to the Tenant in writing.

2.15.18

The Landlord shall make available to the Tenant full details of all TRM Costs which shall be substantiated by such appropriate and available information as is reasonable in order to allow the Tenant to substantiate them.

2.15.19	The Landlord and the Tenant shall use their respective reasonable endeavours to minimise any TRM Cost or TRM Delay attributable to any Tenant’s Variation.

2.15.20

As soon as practicable after completion of a Tenant’s Variation, the Landlord and the Tenant shall agree (each acting reasonably) such revisions as are necessary and appropriate to the Reinstatement and Rent Review Specification to reflect the completion of the Tenant’s Variation. Where both Reinstatement TRM(s) and Non Reinstatement TRM(s) have been completed, the Non Reinstatement TRM(s) shall be identified separately and marked as such in the Reinstatement and Rent Review Specification in order to indicate that the Tenant shall not be required to reinstate the Non Reinstatement TRM(s) in order to comply with the yielding up provisions in the Leases.

2.15.21

The Base Build Specification shall be updated to take account of any amendments, additions, and variations made to the Landlord’s Works or the Base Build Works by the Landlord in accordance with the terms of this Agreement including any Tenant’s Variations, and the Landlord will circulate a duly updated Base Build Specification to the Tenant to confirm the updates.

2.15.22

The Landlord shall seek the approval of the insurer of the Latent Defects Insurance Policy to all changes to the Base Build Specification, and if the insurer does not approve such changes or advises that additional exclusions will be included in the Latent Defects Insurance Policy because of such changes the Landlord shall notify the Tenant as soon as practicable. The Tenant shall have five (5) Working Days from the date of receipt of any such notification to notify the Landlord if it requires a reversal of any changes to the Base Build Specification which were the subject of the notification.

#175624818v6<THL> - Agreement for	36	GFD.053140.00047
Underlease

2.16	CDM Regulations

If and to the extent that the CDM Regulations apply to the Base Build Works the Landlord shall:

2.16.1	elect to act as the only client in respect of the Base Build Works and the Tenant shall accept the election;

2.16.2	comply with the CDM Regulations and shall procure that any person involved in the Base Build Works does so.

2.17	Site visits and meetings

2.17.1

The Tenant (and the Tenant’s Surveyor) and its other professional advisors (not exceeding five (5) in number) may by prior arrangement with the Landlord and the Building Contractor and with no less than five (5) Working Days’ written notice enter the Premises in order to inspect and view the state and progress of the Base Build Works and the materials used, but in doing so the Tenant (or its named representative) shall:

(a)	not impede or obstruct the progress of the Landlord’s Works; and/or

(b)

not issue any instructions to the Building Contractor or any workman employed on the site, but will address any requirement, comment or complaint only to the Landlord or to the Employer’s Agent; and/or

(c)

be entitled to make to make due and proper representations to the Development Manager (and the Landlord shall procure that the Development Manager shall give them due and proper regard but will not be bound by any such representations).

2.18	Progress Reports

2.18.1

Every one (1) month from and including the date of this Agreement to but excluding the Lease Completion Date the Landlord shall and/or shall procure that the Employer’s Agent shall submit to the Tenant and the Tenant’s Surveyor a Progress Report.

2.18.2

The Landlord shall and/or shall procure that the Employer’s Agent shall respond to any proper enquiries made by the Tenant or the Tenant’s Surveyor in connection with any Progress Report in a timely manner following receipt by the Landlord of the relevant enquiry.

2.18.3

Without limiting Clause 2.1.2 and 2.18.2, if a Progress Report shows that the Landlord’s Programme, or any milestone contained in the Landlord’s Programme, is not being adhered to, then promptly following request from the Tenant or the Tenant’s Surveyor, the Landlord shall convene a meeting to discuss the Landlord’s Programme (or the part of it that is not being adhered to), the proposed mitigation measures and the implications on the Estimated Landlord’s Works Completion Date and the anticipated Building Completion Date.

#175624818v6<THL> - Agreement for	37	GFD.053140.00047
Underlease

2.19	Monitoring meetings

2.19.1

Not less frequently than once in every one (1) month from the date of this Agreement to the Lease Completion Date, the Landlord shall convene and give not less than four (4) Working Days’ prior written notice to the Tenant’s Surveyor of the time, date and place of a progress meeting relating to the Base Build Works to be attended by no more than five (5) representatives of the Tenant. The Landlord agrees to provide all information required by the Tenant (including an agenda in advance of the relevant meeting) and to take proper account of the Tenant’s representations. Following each such meeting the Landlord shall provide the Tenant’s Surveyor with minutes of the meeting free of charge, but nothing in this clause shall interfere in any way with the rights of the Landlord under the Building Contract.

2.20	Provision of information

2.20.1

The Landlord shall at its own cost from the date of this Agreement until issue of the Defects Certificate (or if more than one, the last one to be issued), provide access to the Landlord’s data site hosted by the Development Manager (the “Landlord’s Data Site”) and the Contractor’s data site hosted by its verification engineer (the “Contractor’s Data Site”) for the Tenant and the Tenant’s Professional Team (and where possible the information in those systems will be catalogued and indexed and capable of being downloaded by the Tenant and the Tenant’s Professional Team in a format that maintains the relevant folder structures).

2.20.2

As soon as reasonably practicable after the same becomes available, the Landlord shall cause to be published on the Landlord’s Data Site or the Contractor’s Data Site (as relevant) such information relating to the Base Build Works as the Tenant may reasonably require in order to evaluate the design, construction and progress of the Base Build Works, plan, design and tender for the Tenant’s Works or in connection with the subsequent occupation, repair and maintenance of the Premises, including:

(a)	the relevant applications for the Requisite Consents obtained by the Landlord for the execution of the Base Build Works;

(b)	the relevant statutory agreements, licences and/or wayleaves entered into by the Landlord and/or the Building Contractor in relation to the Base Build Works;

(c)	the relevant plans, drawings, specifications and/or other technical documentation produced by the Building Contractor (where possible in both .dwg and .pdf format); and

(d)	the documents referred to on the PC Checklist and, for the avoidance of doubt, all items on the PC Checklist must be shared with the Tenant prior to the Practical Completion Date.

#175624818v6<THL> - Agreement for	38	GFD.053140.00047
Underlease

2.21	Inspection and monitoring by the Verification Engineer

2.21.1	The scope of services to be provided by the Verification Engineer shall be as set out in Appendix 25.

2.21.2	For the avoidance of doubt, the Landlord shall bear the costs, fees and expenses incurred in relation to the appointment of the Verification Engineer.

2.21.3	The Landlord shall give the Tenant not less than five (5) Working Days’ written notice of any proposed Commissioning Tests.

2.21.4

The Tenant and the Tenant’s Surveyor and up to two (2) individual members of the Tenant’s Professional Team shall be entitled to be present at any Commissioning Tests and to make representations within two (2) Working Days of such Commissioning Tests to the Landlord and/or the Verification Engineer for the purpose of such tests. The Landlord shall procure that the Verification Engineer has due regard to such representations (but it shall not be bound by them).

2.22	Limitation of liability

2.22.1

Except in relation to Clauses 2.3.5, 2.4, 2.5, 2.9.4, 2.10, 2.11, 2.13.1, 2.13.3, 2.14, 2.23, 4.5, 4.10, 7.2, 7.3, 9, 11.5, 11.6 - 11.7, 12, 13, 15, 16, 18 (save for 18.10.3)19 , 20, 23.424, 2729, 29.6 and schedules 2 and 3 and without prejudice to Clause 1.11, the Landlord ceases to be liable and the Tenant may not make a claim against the Landlord for the breach of any obligation in this Agreement after the later of:

(a)	the date of the issue of the Defects Certificate (or, if there is more than one, the last one to be issued); and

(b)

the later of: (i) the date of service of all Nominating Notices to be provided pursuant to clause 4.1; and (ii) the date that all deeds of collateral warranty to be provided pursuant to clause 4.1 have been provided to the Tenant, unless and to the extent the Tenant has formally commenced any action or proceedings against the Landlord before the expiry of that period.

2.22.2

The Landlord shall not be liable to compensate the Tenant for any loss of profit or any economic or consequential loss resulting from any breaches by the Landlord of their obligations under this Agreement.

2.22.3

The Tenant shall not be liable to compensate the Landlord for any loss of profit or any economic or consequential loss resulting from any breaches by the Tenant of its obligations under this Agreement.

2.23	Cycle and Delivery and Servicing Management Plan

2.23.1	The Landlord shall provide a draft of any Cycling Promotion Plan or Delivery and Servicing Management Plan to the Tenant prior to submitting it to the local planning authority.

#175624818v6<THL> - Agreement for	39	GFD.053140.00047
Underlease

2.23.2

The Landlord shall have due regard to but shall not be bound by any reasonable written representations made by the Tenant in respect of any draft Cycling Promotion Plan and/or Delivery and Servicing Management Plan.

3	Contraction right

3.1	The Landlord grants to the Tenant the Option to Decrease.

3.2

The Tenant may exercise the Option to Decrease by giving written notice to the Landlord before 5 pm on the Option End Date. If the Tenant exercises the Option to Decrease, the Tenant shall specify in the written notice exercising the Option to Decrease whether or not the Tenant requires the Storage Area.

3.3	In the event of the Tenant exercising the Option to Decrease with effect from the date of written notice by the Tenant:

3.3.1	the Premises shall be deemed to have excluded the Contraction Space and the following shall apply:

3.3.2

the Contraction Space shall be excluded from the Third Floor Premises forming the subject of the Third Floor Lease ‘to be measured pursuant to clause 5.7, the apportionments calculations pursuant to clause 18.6 and the capital contribution calculations pursuant to clause 18.9; and

3.3.3	the Lease of the remainder of Level 3 of the Building to be granted pursuant to this Agreement shall be deemed to be amended mutatis mutandis.

3.4	In the event the Tenant elects to exercise the Option to Decrease in accordance with this clause, the provisions of Schedule 3 shall apply.

3.5

In the event that the Tenant exercises the Option to Decrease and specifies in the written notice exercising the Option to Decrease that it requires the Storage Area then within ten (10) Working Days of written demand the Tenant shall pay the Landlord the sum of seventy thousand pounds (£70,000) plus VAT in respect of the cost to the Landlord of, and as consideration for the supply of, creating the Storage Area.

3.6

If the Tenant exercises the Option to Decrease and specifies in the written notice exercising the Option to Decrease that it does not require the Storage Area then the provisions of clause 10.9 and 18.3.1(b) of this Agreement shall not apply and the references to the Storage Licence in clause 18.1.1 shall be deemed deleted.

4	Building Contract, Appointments and Tenant’s Third Party Rights

4.1

The Landlord (or the Landlord’s Solicitors on its behalf) shall on or before the Lease Completion Date (i) serve a Nominating Notice vesting the Tenant’s Third Party Rights in the Tenant upon the Building Contractor and the Employer’s Agent; (ii) procure that each member of the Professional Team execute as a deed a collateral warranty in favour of the Tenant in the relevant form at Appendix 2 in respect of each Lease and deliver such warranties to the Tenant and (iii) procure that the Tenant’s Sub-Contractor Warranties are each executed as a deed and delivered to the Tenant in respect of each Lease, to the extent such member of the Professional Team and/or Sub-Contractor has not suffered an Event of Insolvency (as defined in clause 23.1.2), provided that if the Building Contractor, the

#175624818v6<THL> - Agreement for	40	GFD.053140.00047
Underlease

Employer’s Agent or any of the Professional Team becomes suffers an Event of Insolvency or ceases to exist prior to the Final Completion Date then the Landlord shall:

4.1.1

appoint a replacement Building Contractor or Employer’s Agent (as the case may be) and procure that such replacement grants Third Party Rights to the Tenant in the form set out in the relevant contract/appointment in respect of the whole of the works or services (as applicable) carried out or performed by such replacement Building Contractor or Employer’s Agent (as the case may be); and

4.1.2

(if the Building Contractor becomes suffers an Event of Insolvency or ceases to exist prior to the Final Completion Date) procure the grant of the Tenant’s Sub-contractor Warranties in respect of each of the Leases by the date of Actual Completion.

4.2	The Landlord shall:

4.2.1

ensure that any replacement Building Contractor or Employer’s Agent is reputable and suitability qualified and experienced in the construction of works of comparable scale, complexity and quality to the Base Build Works (having regard to the relevant remaining works and/or services to be carried out by such replacement(s)); and

4.2.2

obtain the Tenant’s approval (such approval not to be unreasonably withheld or delayed) to the terms of any relevant replacement Building Contract or replacement Appointment (as the case may be) to the extent they affect the Tenant’s Third Party Rights or the Tenant’s collateral warranties, but the Tenant shall be deemed to approve any such terms proposed by the Landlord unless the Tenant (acting reasonably) provides the Landlord with a reasoned written objection to such set of terms within ten (10) Working Days of receipt of written notice given to it by the Landlord containing the relevant information).

4.3

The Landlord shall provide to the Tenant or make available in the Electronic Data Room certified copies or electronic originals of the Appointments and the Building Contract (but excluding any confidential remuneration or other financial or commercially sensitive information) as soon as reasonably practicable and in any event within twenty (20) Working Days of completion of such document.

4.4

The Landlord shall not vary the Appointment of the Employer’s Agent or any member of the Professional Team nor release the Employer’s Agent or any member of the Professional Team from any of its obligations under its Appointment, and (where in the case of any Appointments which have been novated to the Building Contractor) shall use all reasonable but commercially prudent endeavours to prevent the Building Contractor from varying the appointment of any member of the Professional Team or releasing any member of the Professional Team from any of its obligations under the relevant Appointment, where such amendments would materially affect the Tenant’s collateral warranties or Third Party Rights vested by the Nominating Notice to be served pursuant to clause 3.1, without the written approval of the Tenant (such approval not to be unreasonably withheld or delayed).

#175624818v6<THL> - Agreement for	41	GFD.053140.00047
Underlease

4.5

Subject to Clause 4.7, the Landlord shall not (and shall procure that the Building Contractor shall not, in the case of any Appointments which have been novated to the Building Contractor) without the prior written consent of the Tenant (which shall not be unreasonably withheld or delayed):

(a)	agree any amendments to any Appointment or the Building Contract; or

(b)

knowingly waive or compromise any of the Landlord’s rights under any Appointment or the Building Contract (or, in the case of any Appointments which have been novated to the Contractor, permit the Contractor knowingly to waive or compromise any of its rights under the relevant Appointment), in such a way as would adversely affect the rights of the Tenant under any of the Tenant’s Third Party Rights or the Tenant’s collateral warranties and for the avoidance of doubt no consent shall be required in relation to any amendments:

(c)	relating to financial or payment terms; or

(d)

instructing the relocation of the EXO Club and Communal Roof Terrace from the twelfth floor to the thirteenth floor of the Building in accordance with the plans and specification attached at Appendix 24.

4.6

The Landlord shall not vary the sections under the Building Contract or the division of works between the sections identified in the Building Contract (to the extent relevant to the Base Build Works) at the date of this Agreement without the prior written consent of the Tenant (which shall not be unreasonably withheld or delayed).

4.7	The Landlord shall not vary (to the extent relevant to the Base Build Works) without the prior written consent of the Tenant (which shall not be unreasonably withheld or delayed):

4.7.1	the PC Checklist; or

4.7.2	the definitions of “Relevant Events” or “Relevant Matters” in the Building Contract.

4.8

The Tenant shall be deemed to approve any amendment and/or waiver or compromise proposed pursuant to Clause 4.54.5 unless the Tenant provides the Landlord with a reasoned written objection to the Landlord’s proposal within ten (10) Working Days of the provision of such details.

4.9	The Landlord shall procure that neither it nor the Building Contractor shall appoint another person or firm to:

4.9.1

replace any member of the Professional Team without contemporaneously procuring that the replacement grants a deed of collateral warranty in favour of the Tenant in the relevant form at Appendix 2 in respect of each Lease;

4.9.2

replace the Employer’s Agent without contemporaneously procuring that a Nominating Notice vesting the Tenant’s Third Party Rights from the replacement firm or person in the Tenant is served by the Landlord (or the Landlord’s Solicitors on its behalf) in the relevant form at Appendix 1.

#175624818v6<THL> - Agreement for	42	GFD.053140.00047
Underlease

4.10

Insofar as the Landlord owns the copyright in any drawings or other intellectual property (other than that relating to information technology) relevant to the Base Build Works or the Tenant owns such copyright relevant to the Tenant’s Works (or to the extent the Landlord or the Tenant respectively have power, without incurring additional liability for payment of money or otherwise, to grant a licence or sub-licence to use or reproduce the same) the Landlord and the Tenant hereby irrevocably grant to each other a non-exclusive royalty-free licence to use, reproduce and sub-licence the same in connection with the Building.

4.11	The Landlord shall use all reasonable and commercially prudent endeavours to procure the due performance by:

4.11.1	the Building Contractor, the Employer’s Agent and the Professional Team of their respective obligations and responsibilities under the Building Contract and relevant Appointments; and

4.11.2	any guarantor of any of the above persons under any guarantee benefiting the Landlord.

5	Practical Completion Date

5.1	The Landlord will give not less than ten (10) Working Days’ written notice (which may be by email) to the Tenant and the Tenant’s Surveyor of the date on which the Employer’s Agent intends to inspect:

5.1.1	the Landlord’s Works for the purposes of issuing a Certificate of Practical Completion; and

5.1.2	each Additional Works Section with a view to the issue of the relevant Additional Works Certificate,

each such inspection being a “PC Inspection” and will allow the Tenant, the Tenant’s Surveyor and a reasonable number of members of the Tenant’s Professional Team and other advisers (provided that in total the number of attendees by or on behalf of the Tenant shall not exceed five (5)) to attend each PC Inspection.

5.2

The Landlord will give not less than seven (7) Working Days’ written notice (which may be by email) to the Tenant and the Tenant’s Surveyor of the date on which the Tenant, the Tenant’s Surveyor and a reasonable number of members of the Tenant’s Professional Team and other advisers (provided that in total the number of attendees by or on behalf of the Tenant shall not exceed five (5)) will be allowed to inspect the Base Build Works prior to each PC Inspection, each such inspection being a “Pre-PC Inspection”. Each such Pre-PC Inspection shall take place not less than three (3) Working Days prior to each relevant PC Inspection and the Landlord will allow the Tenant, the Tenant’s Surveyor and a reasonable number of members of the Tenant’s Professional Team and other advisers (provided that in total the number of attendees by or on behalf of the Tenant shall not exceed five (5)) to attend each Pre-PC Inspection.

5.3

The Tenant and/or the Tenant’s Surveyor may, within one (1) Working Day after any PC Inspection made pursuant to Clause 5.1, make representations to the Employer’s Agent in writing as to whether or not a Certificate of Practical Completion or relevant Additional Works Certificate (as the case may be) should be issued and regarding any items of work that, in its reasonable opinion, need to be completed before the Certificate of Practical Completion and/or the relevant Additional Works Certificate can be issued and the Landlord shall procure that the Employer’s Agent shall have regard to (but not be bound by) the Tenant’s and the Tenant’s Surveyor’s representations.

#175624818v6<THL> - Agreement for	43	GFD.053140.00047
Underlease

5.4

The Tenant and/or the Tenant’s Surveyor may, within three (3) Working Days after any Pre-PC Inspection made pursuant to Clause 5.2, make representations to the Employer’s Agent in writing as to whether or not a Certificate of Practical Completion or relevant Additional Works Certificate (as the case may be) should be issued and regarding any items of work that, in its reasonable opinion, need to be completed before the Certificate of Practical Completion and/or the relevant Additional Works Certificate can be issued and the Landlord shall procure that the Employer’s Agent shall have regard to (but not be bound by) the Tenant’s representations.

5.5

Following receipt of any written representations made by the Tenant and/or the Tenant’s Surveyor pursuant to Clauses 5.3 and 5.4, the Landlord shall procure that the Employer’s Agent shall promptly provide particulars in writing to the Building Contractor of any items of work which, in its reasonable opinion, need to be completed before the Certificate of Practical Completion and/or the relevant Additional Works Certificate can be issued.

5.6	The Employer’s Agent is not to be fettered from issuing the Certificate of Practical Completion and/or the relevant Additional Works Certificate at such time as it thinks fit.

5.7

If the Employer’s Agent does not issue the Certificate of Practical Completion and/or the relevant Additional Works Certificate upon the date notified to the Tenant pursuant to clause 5.1, the Landlord shall procure that the Building Contractor shall promptly attend to any items of work particularised by the Employer’s Agent pursuant to Clause 5.5 and the procedure contained in clauses 5.1 and 5.3 shall be repeated as may be necessary until the certificate is issued and the Tenant shall be given one (1) Working Day’s written notice (or such shorter period as the Landlord and the Tenant may agree) of the pending inspection of the Employer’s Agent (which may be by email) on each occasion when the procedure is repeated.

5.8

The Landlord shall procure that when the Base Build Works (or the relevant section, as the case may be) are practically complete according to the terms of the Building Contract the Employer’s Agent shall issue the Certificate of Practical Completion and/or the relevant Additional Works Certificate and a list of all snagging matters that exist at that time (with only matters which individually or which in the aggregate would not prevent the Tenant from making an immediate start in relation to site set up for the Tenant’s Works being capable of being included in the snagging list relating to the Landlord’s Works). The Landlord shall procure that the Employer’s Agent promptly provides to the Tenant and the Tenant’s Surveyor:

5.8.1	a copy of each Certificate of Practical Completion and/or the relevant Additional Works Certificate and list of snagging matters; and

5.8.2	a programme for the rectification of any snagging matters.

6	Following the Practical Completion Date

6.1

The Landlord shall procure that on the Practical Completion Date the Premises are left in a safe condition cleared of all unused building materials and plant and equipment used in the Base Build Works and temporary structures.

#175624818v6<THL> - Agreement for	44	GFD.053140.00047
Underlease

6.2	As soon as reasonably practicable, and in any event within ten (10) Working Days following:

6.2.1

the Practical Completion Date, the Landlord shall procure that the Employer’s Agent shall issue a programme for remedying any snagging items identified in the list of snagging items relating to the Landlord’s Works issued together with the Certificate of Practical Completion;

6.2.2

each Additional Works Date of Completion, the Landlord shall procure that the Employer’s Agent shall issue a programme for remedying any snagging items identified in the list of snagging items relating to the relevant Additional Works Section issued together with the corresponding Additional Works Certificate.

6.3

As soon as reasonably practicable following the Practical Completion Date, the Landlord shall deliver to the Tenant copies of any Requisite Consents that were required on the completion of the Landlord’s Works and not included in the PC Checklist and provide copies of them to the Tenant.

6.4	As soon as reasonably practicable following:

6.4.1

the Practical Completion Date, the Landlord shall procure that the Building Contractor carries out any further works that are required to make good any snagging items which are set out in the list of snagging items issued together with the Certificate of Practical Completion; and

6.4.2

each Additional Works Date of Completion, the Landlord shall procure that the Building Contractor carries out any further works that are required to make good any snagging items which are set out in the list of snagging items issued together with the relevant Additional Works Certificate

7	Documents to be supplied to the Tenant

7.1	Without prejudice to Clause 2.20.1, the Landlord shall supply to the Tenant electronic copies of (or access via an intranet, in a form that may be downloaded and/or printed, to):

7.1.1

the final versions of the documents referred to in paragraphs (a) to (c) (inclusive) of the definition of “Completion Deliverables” and an electronic version of the final specification relating to the Landlord’s Works within three (3) months of the Practical Completion Date;

7.1.2	an electronic copy of any guarantees (if relevant) given to the Landlord by manufacturers in respect of the Building Systems;

7.1.3	copies of the documents referred to on the PC Checklist;

7.1.4	electronic access to the draft as-built information for the building information model adopted and used by the Landlord for the Landlord’s Works as provided to the Landlord by the Contractor;

7.1.5	a copy of the BREEAM documentation in relation to the Building and/or the Landlord’s Works (as applicable);

7.1.6	a copy of the WiredScore pre-assessment and submission documentation in relation to the Building and/or the Landlord’s Works (as applicable);

#175624818v6<THL> - Agreement for	45	GFD.053140.00047
Underlease

7.1.7	an electronic copy of all evidence submitted to certify the Landlord’s Works to a WELL Core v2 ‘Platinum’ rating; and

7.1.8

the final versions of the documents referred to in paragraph (h) and the certification relevant to paragraph (i) of the definition of “Completion Deliverables” as soon as reasonably practicable following the Practical Completion Date, and where possible any plans, drawings, specifications and/or other technical documentation will be provided in both .dwg and .pdf format.

7.2	As soon as reasonably practicable after the Practical Completion Date, the Landlord shall procure that a valid EPC in respect of the Premises is produced and provided to the Tenant.

7.3

As soon as reasonably practicable after the Practical Completion Date, the Landlord shall (where applicable) provide to the Tenant (with a copy to the Tenant’s Surveyor) evidence of satisfaction of the conditions attached to the Planning Permission and all agreements (if any) with, or undertakings to, any competent authority under section 106 of the Town and Country Planning Act 1990 (or any other statutory provision) that need to be satisfied under their terms before the commencement of the Tenant’s Works and which are the responsibility of the Landlord to obtain (but only where under the relevant condition or obligation formal discharge of the LPA is required) but for the avoidance of doubt the Landlord shall not be deemed to have failed to comply with this clause in circumstances where the Landlord has submitted an application for formal discharge of a planning condition or obligation (as applicable) but the LPA does not provide such notice of discharge in accordance with legislation or at all.

8	Defects

8.1

The Landlord shall procure that the Building Contractor or a suitable third party attends to and/or makes good as soon as reasonably practicable any Defects in respect of the Base Build Works which are notified by the Tenant to the Landlord before the end of the Defects Liability Period.

8.2

Without prejudice to Clause 8.1, the Landlord shall procure that the Employer’s Agent consults regularly with the Tenant and the Tenant’s Surveyor in relation to any Defects arising during any Defects Liability Period and produces a schedule of Defects in relation to the Landlord’s Works or the Additional Works (as the case may be) relevant to:

8.2.1	the Premises; and/or

8.2.2

the Development (other than any part of the Development let, or intended to be let, to another tenant or occupier and for which the relevant tenant or occupier will be solely responsible for repairing or paying for the costs of repair), during the relevant Defects Liability Period, including any Defects identified by the Tenant or the Tenant’s Surveyor and notified to the Employer’s Agent.

8.3

The Landlord shall deliver a copy of the latest draft of the schedule of Defects prepared by the Employer’s Agent to the Tenant and the Tenant’s Surveyor no later than twenty (20) Working Days before the expiry of the relevant Defects Liability Period.

#175624818v6<THL> - Agreement for	46	GFD.053140.00047
Underlease

8.4

The Tenant or the Tenant’s Surveyor may, not later than ten (10) Working Days prior to the expiry of the relevant Defects Liability Period, give written notice to the Employer’s Agent of any additional Defects in relation to the Landlord’s Works or the Additional Works (as the case may be) relevant to:

8.4.1	the Premises; and/or

8.4.2

the Development (other than any part of the Development let, or intended to be let, to another tenant or occupier and for which the relevant tenant or occupier will be solely responsible for repairing or paying for the costs of repair), which the Tenant or the Tenant’s Surveyor requires to be included in the schedule of Defects.

8.5

The Tenant shall procure that, prior to the expiry of the Defects Liability Period, the Tenant’s Surveyor gives written notice to the Employer’s Agent of all omissions, defects or other faults in the Landlord’s Works which the Tenant and/or the Tenant’s Surveyor has observed, or is aware of at least fifteen (15) Working Days prior to the expiry of the Defects Liability Period.

8.6

The Landlord shall procure that the schedule of Defects, including any additional Defects notified to the Employer’s Agent by the Tenant pursuant to Clause 8.4 is served on the Building Contractor (in accordance with any applicable requirements of the Building Contract) before the expiry of the relevant Defects Liability Period, and the Landlord shall procure that a copy of the schedule of Defects is delivered to the Tenant and the Tenant’s Surveyor as soon as reasonably practicable after it is issued, and in any event within fifteen (15) Working Days following the expiry of the relevant Defects Liability Period.

8.7	The Landlord shall procure that the Building Contractor attends to and/or makes good all Defects in relation to the Landlord’s Works and the Additional Works relevant to:

8.7.1	the Premises; and/or

8.7.2

the Development (other than any part of the Development let, or intended to be let, to another tenant or occupier and for which the relevant tenant or occupier will be solely responsible for repairing or paying for the costs of repair), notified to the Building Contractor prior to the expiry of the relevant Defects Liability Period.

8.8

The Landlord shall provide copies of all relevant documentation in respect of any remedial works relating to the Defects referred to in Clause 8.7 to the Tenant and the Tenant’s Surveyor promptly and in any event within ten (10) Working Days following receipt by the Landlord.

8.9

The Landlord shall procure that the Employer’s Agent shall keep the Tenant and the Tenant’s Surveyor advised from time to time of the anticipated date on which it intends to inspect the Development for the purpose of issuing the Defects Certificate in relation to the Landlord’s Works and the Defects Certificate in relation to the Additional Works.

#175624818v6<THL> - Agreement for	47	GFD.053140.00047
Underlease

8.10

The Landlord shall give, or shall procure that the Employer’s Agent shall give, the Tenant’s Surveyor not less than ten (10) Working Days’ prior written notice of the intention of the Employer’s Agent to inspect:

8.10.1	the Landlord’s Works with a view to the issue of the Defects Certificate in relation to the Landlord’s Works; and

8.10.2	the Additional Works with a view to the issue of the Defects Certificate in relation to the Additional Works,

each such inspection being a “Defects Inspection” and will allow the Tenant, the Tenant’s Surveyor and a reasonable number of members of the Tenant’s Professional Team and other advisers (provided that in total the number of attendees by or on behalf of the Tenant shall not exceed five (5)) to attend each Defects Inspection.

8.11

The Landlord shall give, or shall procure that the Employer’s Agent shall give, the Tenant’s Surveyor not less than seven (7) Working Days’ written prior notice of the date on which the Tenant, the Tenant’s Surveyor and up to five (5) additional persons as the Tenant may reasonably require shall be entitled to inspect the Base Build Works prior to each Defects Inspection, being a “Pre-Defects Inspection”. Each such Pre-Defects Inspection shall take place not less than three (3) Working Days prior to each relevant Pre Defects Inspection and the Landlord will allow the Tenant, the Tenant’s Surveyor and a reasonable number of members of the Tenant’s Professional Team and other advisers (provided that in total the number of attendees by or on behalf of the Tenant shall not exceed five (5)) to attend each Pre Defects Inspection.

8.12

The Tenant and/or the Tenant’s Surveyor may, within one (1) Working Day after any Defects Inspection made pursuant to Clause 8.10, make representations to the Employer’s Agent in writing as to whether or not the Defects Certificate should be issued and regarding any items of work that, in its reasonable opinion, need to be completed before the Defects Certificate can be issued and the Landlord shall procure that the Employer’s Agent shall have regard to (but not be bound by the Tenant’s and the Tenant’s Surveyor’s representations.

8.13

The Tenant and/or the Tenant’s Surveyor may, within three (3) Working Days after any Pre Defects Inspection made pursuant to Clause 8.11, make representations to the Employer’s Agent in writing as to whether or not the Defects Certificate should be issued and regarding any items of work that, in its reasonable opinion, need to be completed before the Defects Certificate can be issued and the Landlord shall procure that the Employer’s Agent shall have regard to (but not be bound by) the Tenant’s and the Tenant’s Surveyor’s representations.

8.14

If the Employer’s Agent considers that further works are required to be carried out and completed, or anything else is required to be done, before a Defects Certificate may be issued in accordance with the Building Contract, the Landlord’s Works and/or the Additional Works (as applicable) shall be re-inspected by the Employer’s Agent and the Defects Inspection shall be repeated as many times as is necessary until the relevant Defects Certificate is issued in accordance with the Building Contract. The provisions of clauses 8.10 and 8.12 shall apply to each such reinspection and the Tenant shall be given one (1) Working Day’s written notice (or such shorter period as the Landlord and the Tenant may agree) of the pending inspection of the Employer’s Agent (which may be by email) on each occasion when the procedure is repeated.

8.15	The Landlord shall procure that the Employer’s Agent shall issue each Defects Certificate to the Tenant and the Tenant’s Surveyor immediately after it is issued.

#175624818v6<THL> - Agreement for	48	GFD.053140.00047
Underlease

8.16

The Tenant’s failure (or the failure of the Tenant’s Surveyor or any other representative of the Tenant) to inspect the Landlord’s Works and/or the Additional Works (as the case may be) or to make comments, observations or representations under Clause 8.11 shall not prevent the Employer’s Agent from issuing a Defects Certificate where it would be appropriate to do so in accordance with the Building Contract (and save where the Landlord is in breach of its obligations under Clauses 8.9, 8.10, 8.11 and/or 8.12).

9	Landlord’s responsibility for Defects

9.1

The Landlord shall as soon as reasonably practicable (having regard to the nature of the Inherent Defect) make good (free of expense to the Tenant) any Inherent Defects which are notified to the Landlord by the Tenant or the Tenant’s Surveyor in writing on or before the Claim Date.

9.2	Where the Landlord requires access to make good under Clause 9.1, the provisions of clauses 12.1 to 12.3 shall apply as if such making good works were “Remedial Works”.

9.3

The Landlord’s obligations under this Clause 9 shall be limited to the remedying of Inherent Defects and any damage to the Building or the Premises caused by Inherent Defects and (without limiting Clause 2.22.2) shall not extend to any liability for consequential or economic loss suffered by the Tenant in consequence of any Inherent Defects.

9.4

In carrying out its obligations pursuant to this clause 9 the Landlord shall have due and proper regard to any programme known to it in relation to the carrying out of the Tenant’s Works and shall use all reasonable endeavours and commercially prudent endeavours to procure that (so far as practicable) any Remedial Works to be performed shall be carried out in a manner so as not to prevent or delay the carrying out of the Tenant’s Works.

10	Measurement

10.1

The Landlord shall procure that as soon as the Landlord’s Works are sufficiently advanced to permit measurement before the anticipated Practical Completion Date (and in any event at least two (2) weeks prior to the Practical Completion Date), the Net Internal Area of each of the Premises is measured by the Measurement Surveyor by reference to the areas shown edged red on the applicable Measurement Plans relevant to each Premises (and dependent on whether the Tenant has exercised its Option to Decrease).

10.2

The Measurement Surveyor shall be appointed by the Landlord on terms approved by the Tenant to the extent that such terms affect the Measurement Surveyor Reliance Letter (such approval not to be unreasonably withheld or delayed, and approval shall be deemed if the Tenant has not responded within five (5) Working Days of any such terms being provided to the Tenant). The Landlord shall provide the Tenant with a copy of the Measurement Surveyors’ appointment promptly after it is entered into.

10.3	The Measurement Surveyor’s decision as to the Net Internal Area shall (except in the case of manifest error) be final and binding on the parties to this Agreement.

10.4	In measuring the Net Internal Area the Measurement Surveyor shall be instructed to:

10.4.1	measure those areas of the Premises shown edged red on the relevant Measurement Plans; and

#175624818v6<THL> - Agreement for	49	GFD.053140.00047
Underlease

10.4.2	assume that the Net Internal Area includes any part of the Premises which would have been included within the Net Internal Area had none of the Tenant’s Variations been carried out.

10.4.3	The Landlord shall provide to the Tenant within five (5) Working Days after the Measurement Surveyor’s report as to the Net Internal Area is delivered to the Landlord, a copy of that report.

10.5	The costs of the Measurement Surveyor shall be borne by the Landlord.

10.6	Subject to clause 10.7, the yearly rent to be reserved by each Lease is to be calculated by applying the following formula:

A x B

where

A = the following for each Lease:

(a)	First Floor Lease—eighty pounds (£80) per square foot of Net Internal Area;

(b)	Second Floor Lease—eighty six pounds (£86) per square foot of Net Internal Area;

(c)

Third Floor Lease—eighty seven pounds and fifty pence (£87.50) per square foot of Net Internal Area provided that if the Option to Decrease is exercised this shall be ninety two pounds and fifty pence (£92.50) per square foot of Net Internal Area;

B = the Net Internal Area of the Relevant Premises measured in accordance with clause 10.1.

10.7

If the Net Internal Area of the whole Premises is more than one hundred and three per cent (103%) of the aggregate Target Area of the whole Premises (the Target Area Cap) the yearly rents payable pursuant to each of the Leases as calculated pursuant to clause 10.6 shall be capped at one hundred and three per cent (103%) of the Target Area for the relevant Premises as follows:

(a)	First Floor Lease—one million six hundred and thirty-nine thousand one hundred pounds and eighty pence (£1,639,100.80) per annum;

(b)	Second Floor Lease—three million six hundred and twenty-four thousand one hundred and sixty two pounds and twelve pence (£3,624,162.12) per annum; and

(c)

Third Floor Lease—three million seven hundred and eighty-seven thousand two hundred and thirty two pounds and seventy five pence (£3,787,232.75) per annum provided that if the Option to Decrease is exercised this shall be one million eight hundred and ninety one thousand nine hundred and seventy pounds and ninety-five pence (£1,891,970.95) per annum;

#175624818v6<THL> - Agreement for	50	GFD.053140.00047
Underlease

10.8

If the Net Internal Area of a Relevant Premises is less than the Minimum Area, the Landlord may (at the Landlord’s option) offer additional office space within the Building to the Tenant which shall be offered at the same level of rent as the area which has fallen below the Target Area.

10.9	Storage Area

10.9.1	The Landlord shall use all reasonable but commercially prudent endeavours to ensure that the Storage Area is as close to two hundred and fifty (250) square feet as practicable.

10.9.2	As soon as reasonably practicable following completion of the Storage Area but prior to the Target Completion Date the Landlord shall measure the Net Internal Area of the Storage Area in square feet.

10.9.3

The Licence Fee payable pursuant to the Storage Licence shall be calculated by multiplying twenty pounds (£20) by the Net Internal Area of the Storage Area in square feet and the parties agree to insert the resulting figure into the Storage Licence as the definition of Licence Fee.

10.10	Lockers

The total number of lockers available for the Premises shall be:

10.10.1	if on the Lease Completion Date the Tenant enters into Leases of the First Floor Premises, the Second Floor Premises and the Third Floor Premises, one hundred and ninety one (191) lockers; or

10.10.2	if on the Lease Completion Date the Tenant enters into Leases of the First Floor Premises, Second Floor Premises and Part Third Floor (West) Premises, one hundred and fifty (150) lockers,

and the number of lockers arrived at above shall be apportioned across the Leases proportionately in accordance with floor area.

11	Insurance

11.1

The Landlord will at all times from the date of commencement of the Landlord’s Works until (in the case the Landlord’s Works) the Practical Completion Date and (in the case of the Additional Works) the Final Completion Date insure or cause to be insured the Base Build Works against all risks usually covered by a contractor’s “All-Risks” policy for their full reinstatement cost at the time when reinstatement is likely to take place, together with all proper professional fees and the costs of site clearance and demolition.

11.2	The Landlord will cause all Base Build Works that are damaged or destroyed to be reinstated with due diligence and will apply the proceeds of the policy of insurance towards the reinstatement.

11.3	The Landlord shall upon reasonable demand (but not more than once in any one (1) calendar year) deliver to the Tenant details of the terms of such policy and proof that it is in force.

#175624818v6<THL> - Agreement for	51	GFD.053140.00047
Underlease

11.4	The Landlord shall from the Practical Completion Date until the Lease Completion Date comply with the obligations of the landlord as to insurance in the Leases as if the same had been granted.

11.5

The Landlord shall at the Tenant’s cost and to the extent that such cover is available with the Landlord’s insurer for the Development at the relevant time, procure that the Tenant, the Tenant’s Building Contractor and any sub-contractors engaged in connection with the carrying out and completion of the Tenant’s Works benefit from a full waiver of subrogation from the insurer of the Development for any loss or damage to the Development above fifty million pounds (£50,000,000) arising out of or in connection with the carrying out and completion of the Tenant’s Works.

11.6	The Landlord shall:

11.6.1	comply with the proper requirements of the technical auditor overseeing the Base Build Works on behalf of the insurer under the Latent Defects Insurance Policy;

11.6.2

as soon as reasonably practicable following the Practical Completion Date, use all reasonable endeavours to procure the Latent Defects Insurance Policy provided that such insurance is available at commercially reasonable rates and on commercially reasonable terms for a property of the nature, size and value of the Property;

11.6.3	keep the Tenant fully and regularly informed as to its progress in procuring the Latent Defects Insurance Policy;

11.6.4	promptly provide to the Tenant a copy of the Latent Defects Insurance Policy once it is in place; and

11.6.5	pay all insurance premiums and insurance premium tax, fees and commissions to the insurer as and when required.

11.7

The Landlord and the Tenant shall not, whether by act, default or omission do anything that would render the Latent Defects Insurance Policy void or voidable or reduce the amount of money that would but for that have been recoverable under it.

11.8

In the event that an Inherent Defect in the Premises and/or Building arises after the Claim Date, the Tenant agrees that it shall only make a claim under the Latent Defects Insurance Policy in respect of such defect where covered by the terms of such policy if and to the extent that:

11.8.1	the Landlord has not complied with its obligations under paragraph 3 of Part 2 of Schedule 3 of the Leases; and/or

11.8.2	the Tenant has suffered direct losses as a result of such defect,

provided always that in circumstances where clause 11.8.1 does not apply the Tenant shall be solely responsible for and pay any excesses and deductibles associated with any such claim.

#175624818v6<THL> - Agreement for	52	GFD.053140.00047
Underlease

12	Landlord’s Right of Entry

12.1

Until the date required in order to fulfil the Landlord’s obligations under Clause 9 and subject to Clause 12.2, the Landlord shall be entitled to (and the Tenant shall permit the Landlord and/or all those authorised by the Landlord to have) access to such parts of the Premises together with workers, tools and materials as the Landlord may reasonably require to carry out and complete the Remedial Works, where such works cannot reasonably be carried out and completed without such entry.

12.2

Where in order to carry out the Remedial Works the Landlord requires access to areas of the Premises in which the Tenant is carrying out the Tenant’s Works or carrying on its business, the Landlord and the Tenant (both acting reasonably) shall endeavour to agree a programme for carrying out any such Remedial Works, including the times and manner of access. In exercising the Landlord’s rights of entry, the Landlord shall (and shall procure that any person entering the Premises on its behalf shall) comply with the Entry Safeguards and shall not otherwise interfere with or delay the carrying out of the Tenant’s Works.

12.3

Each person entering the Premises for the purpose of carrying out Remedial Works shall be accompanied (if the Tenant so requires) by a representative of the Tenant (and the Tenant shall make such representative available) and shall comply with any reasonable directions and security precautions for the Premises (so long as these do not unreasonably prevent or delay the carrying out of the Remedial Works) but so that such entry shall not be prevented by the Tenant’s failure to appoint such a representative and/or the failure of such representative to be available at the appointed time or times.

13	The Standard Conditions

13.1	The Premises are let subject to the provisions of the Standard Conditions so far as they are:

13.1.1	applicable to the grant of a lease by private treaty; and

13.1.2	not included or varied by or inconsistent with the other provisions of this Agreement.

13.2	Standard Conditions 1.3; 1.4; 2.1, 2.2,3.2; 3.3; 4.1.1; 4.1.2; 5; 6; 7.1; 7.2; 7.3; 7.4.2; 7.6.1; 7.6.2; 7.6.3; 7.6.6; 8.2.2; 8.2.4(b); 8.2.5; 9.5; 11 and 12 do not apply to this Agreement.

13.3	Part 2 of the Standard do not apply to the Agreement.

14	Building layout

14.1	The Landlord may lay out develop and deal with (both physically and legally) those parts of the Building not comprised in the Premises as it sees fit subject to the provisions of this Agreement.

14.2

Subject to the provisions of this Agreement, the Tenant has no right to explore or prevent the release or modification of any rights available to or any obligations owed to the Landlord (before or after the date of this Agreement) in relation to any part of the Building or the estate of which it forms part.

#175624818v6<THL> - Agreement for	53	GFD.053140.00047
Underlease

15	Title

15.1	The Landlord will let the Premises with full title guarantee and vacant possession on completion subject to:

15.1.1	the Incumbrances;

15.1.2

the matters contained or referred to in the Disclosed Documents to the extent that they are still subsisting and capable of being enforced or of taking effect and insofar as applicable to the interest to be granted by the Leases in respect of the Premises;

15.1.3	all matters capable of registration as local land charges or otherwise whether registered or not;

15.1.4

all notices served and proposals, requirements or agreements made (whether or not subject to confirmation) by or (as the case may be) with any competent authority or arising under statute at the date of the agreement;

15.1.5	any unregistered interests which fall within any of the paragraphs of Schedule 3 of the Land Registration Act 2002 existing at the date of this Agreement;

such unregistered interests as may affect the Premises at the date of this Agreement to the extent and for so long as they are preserved by the transitional provisions of Schedule 12 of the Land Registration Act 2002; and

15.1.6

all matters disclosed or which might reasonably be expected to be disclosed by searches and enquiries made by or on behalf of the Tenant or which a prudent purchaser and/or tenant ought to make before entering into this Agreement.

15.2	The Landlord has deduced title to the Premises and to all other land on, over or under which the Leases are to grant rights in favour of the Tenant, to the Tenant before the date of this Agreement.

15.3

Copies of the Disclosed Documents having been supplied to the Tenant’s Solicitors, the Tenant shall be deemed to take the Leases with full knowledge of them and shall raise no objections or requisitions about them.

15.4

Following the date of this Agreement, the Landlord shall not grant or otherwise create (nor agree to grant or otherwise create) any estate, right, restriction, covenant or other interest or encumbrance in respect of the Building to which the Premises will be let subject and which would, or could reasonably be expected to, adversely affect (other than to an immaterial extent) the Tenant’s use and occupation of the Premises or the rights to be granted to the Tenant under the Leases.

15.5

From and including the date of this Agreement, the Landlord shall comply with its obligations in clauses 5.7, 5.8, 5.9.4, 5.12, 5.13, 5.14, 5.15, 5.20, 5.21 and 5.22 of the Leases notwithstanding that the Leases have not been granted.

16	Tenant’s Works

The provisions of Schedule 2 apply to the Tenant’s Works and the parties shall comply with the obligations therein.

#175624818v6<THL> - Agreement for	54	GFD.053140.00047
Underlease

17	Form and terms of the Leases

17.1

Before the Practical Completion Date, the Landlord may notify the Tenant that it requires the amendment of any of the plans to form part of the Leases to take account of the actual construction of the Premises, the Building and/or the estate of which they form part. If such written notice is given:

17.1.1	the Landlord shall send the amended plans to the Tenant for approval together with an explanation of the changes with the written notice;

17.1.2

the Tenant shall not unreasonably withhold or delay its approval of the amended plans. If the Tenant shall not have notified the Landlord whether or not it approves such amended plans within ten (10) Working Days after receipt (time being of the essence) the Tenant shall be deemed to have approved them; and

17.1.3	if the Tenant does not approve such amended plans, the question of whether or not it is unreasonably withholding or delaying its approval shall be determined pursuant to clause 21.

17.2

If the Tenant shall approve or be deemed to approve such amended plans or if it shall be determined that the Tenant has unreasonably withheld or delayed its approval thereof such amended plans shall be incorporated in the Leases in place of those which they amend.

17.3

If the relevant details are not known before the Practical Completion Date the Landlord may reserve in the Leases the right to grant rights and give covenants and do any other related matters to or for the statutory authorities/undertakers:

17.3.1	as they reasonably require to supply services to and/or take drainage from the Premises;

17.3.2	on terms no more onerous than they reasonably require, including the right to lay conduits under unbuilt upon parts of or adjacent to the Premises; and

17.3.3	along routes which they reasonably require.

17.4

Before the Lease Completion Date, the Landlord may notify the Tenant in writing that it requires an amendment to the Building Services and/or Additional Services (as defined in the Lease) (to add, alter or amend the Building Services and/or Additional Services) to reflect the actual facilities offered to the tenants of the Building provided that any such addition, alteration or amendment shall not increase the budgeted service charge by more than ten per cent (10%) in a service charge year. Unless the required amendment has satisfied the Minimum Tenant Threshold and the Landlord has provided the Tenant with reasonable evidence of the same (when the approval of the Tenant shall not be required, if such written notice is given):

17.4.1	the Landlord shall send the requested amendment to the Tenant for approval together with an explanation of the changes with the written notice;

17.4.2

the Tenant shall not unreasonably withhold or delay its approval of the amendment. If the Tenant has not given written notice to the Landlord whether or not it approves such amendment within ten (10) Working Days after receipt (time being of the essence) the Tenant shall be deemed to have approved it; and

#175624818v6<THL> - Agreement for	55	GFD.053140.00047
Underlease

17.4.3	if the Tenant does not approve such amendment, the question of whether or not it is unreasonably withholding or delaying its approval shall be determined pursuant to clause 21.

18	Completion

18.1	Engrossments and execution

18.1.1

The Landlord will procure that its solicitors prepare the engrossments of the original and the counterpart of the Leases, the Storage Licence and (subject to clause 18.12) the Right of First Offer Agreement (the Execution Documents) making any amendments allowed under clause 17 and annexing the plans and specifications for any Tenant’s Variations.

18.1.2	The Landlord will promptly execute the original of the Execution Documents preparatory to their completion.

18.1.3	The Tenant will promptly execute the counterpart of the Execution Documents preparatory to their completion.

18.1.4	The Surety will promptly execute the counterpart of the Leases and (subject to clause 18.12) the Right of First Offer Agreement preparatory to their completion.

18.2	Opinion Letters

18.2.1	The Tenant shall procure that, on the Lease Completion Date, the signed Opinion Letter is delivered to the Landlord.

18.2.2	The Landlord shall procure that, on the Lease Completion Date, the signed Landlord Opinion Letter is delivered to the Tenant and the Surety.

18.3	Agreement to grant and accept

18.3.1	On the Lease Completion Date:

(a)	the Landlord shall grant the Leases and the Tenant shall itself accept and the Surety shall enter into the Leases;

(b)	the Landlord and the Tenant shall enter into the Storage Licence;

(c)	(subject to clause 18.12) the Landlord, the Tenant and the Surety will enter into the Right of First Offer Agreement;

(d)	The Landlord shall:

i	procure delivery of the LR Certificates to the Tenant; and

ii	pay to the Tenant the sums due pursuant to clause 18.9.

(e)	the Tenant shall pay the money due pursuant to clause 18.6 to the Nominated Account (and such money is treated as received when the Nominated Account is credited with it).

#175624818v6<THL> - Agreement for	56	GFD.053140.00047
Underlease

18.3.2	Paragraph 8 of Schedule 2 applies to the grant of the Licences for Alterations.

18.4	Completion date and timing

18.4.1	The Landlord is obliged to complete the grant of the Leases only between 9.30 am and 5.30 pm on a Working Day.

18.4.2	If completion of the grant of the Leases occurs after 2 pm on a Working Day, or at any time on such completion is treated as taking place before 2 pm on the next Working Day.

18.4.3	If completion of the Leases is delayed because of the Tenant’s default the Tenant shall pay:

(a)

interest at the Interest Rate on the sums due to the Landlord pursuant to this Agreement from and including the Lease Completion Date to and including the date on which completion of the grant of the Leases actually takes place; and

(b)	the Landlord’s Solicitors’ costs incurred in serving any written notices and in recalculating the sums due to the Landlord pursuant to this Agreement.

18.4.4	If completion of the Leases is delayed because of the Landlord’s default the Landlord shall pay:

(a)

interest at the Interest Rate on the sums due to the Tenant pursuant to this Agreement from and including the Lease Completion Date to and including the date on which completion of the grant of the Lease actually takes place; and

(b)	the Tenant’s Solicitors’ costs incurred in serving any written notices and in recalculating sums due to the Tenant pursuant to this Agreement.

18.5	Completion of leases

On the Lease Completion Date the parties shall complete the Leases in accordance with the following:

18.5.1	the term of the Leases is to commence on the Term Commencement Date;

18.5.2	the liability to pay the yearly rent reserved by the Leases is to commence on the Rent Commencement Date;

18.5.3	the liability to pay the insurance premiums under the Leases is to commence on the Term Commencement Date;

18.5.4	the liability to pay the contribution towards the service charges and estate charges under the Leases is to commence on the Term Commencement Date;

18.5.5	the rent to be reserved by the Leases is to be the figure calculated pursuant to clause 10.6;

#175624818v6<THL> - Agreement for	57	GFD.053140.00047
Underlease

18.5.6

the break date to be inserted in each of the Leases will be the day immediately prior to the 10th (tenth) anniversary of the Term Commencement Date and such date will be inserted where indicated in the Leases accordingly;

18.5.7

the rent review dates to be inserted in each of the Leases will be the fifth (5th) and tenth (10th) anniversaries of the Term Commencement Date and such dates will be inserted where indicated in the Leases accordingly; and

18.5.8

the Net Internal Area (expressed in square feet) for the Relevant Premises as measured in accordance with clause 10.1 will be inserted in to paragraph (a) of the definition of “Assumptions” in Schedule 2 of each of the Leases.

18.6	Tenant Plant Area

18.6.1	The Tenant Plant Area in each Lease shall be:

(a)

if on the Lease Completion Date the Tenant enters into Leases of the First Floor Premises, the Second Floor Premises and the Third Floor Premises (as defined in Schedule 1) the area edged red on the plan attached at Appendix 21 (a); or

(b)

if on the Lease Completion Date the Tenant enters into Leases of the First Floor Premises, Second Floor Premises and Part Third Floor (West) Premises the area edged red on the plan attached at Appendix 21 (b).

and the resulting plan shall be annexed to each of the Leases as “Plan 5”

18.7	Apportionments

18.7.1	On the Lease Completion Date the Tenant shall pay or allow to the Landlord the following sums:

(a)	An apportionment of insurance rent payable under each of the Leases calculated in accordance with the following formula:

(A/365) x B

in which:

A is the annual amount of the insurance rent payable pursuant to clause 3.3.1 of each of the Leases; and

B is the number of days from and including the Term Commencement Date to the day before the next renewal date.

(b)	An apportionment of the sum to be paid on account of service charge payable pursuant to clause 3.3.2 of each of the Leases calculated in accordance with the following formula:

(C/365) x D

#175624818v6<THL> - Agreement for	58	GFD.053140.00047
Underlease

in which:

C is the amount per annum which the Landlord reasonably considers shall be the total amount payable in respect of a full service charge year pursuant to the Leases and notifies to the Tenant in writing as such; and

D is the number of days from and including the Term Commencement Date to the day before the next following Quarter Day.

(c)	An apportionment of the sum to be paid on account of estate service charge payable pursuant to 3.3.3 of each of the Leases calculated in accordance with the following formula:

(E/365) x F

in which:

E is the amount per annum which the Landlord reasonably considers shall be the total amount payable in respect of a full service charge year pursuant to the relevant Lease and notifies to the Tenant in writing as such; and

F is the number of days from and including the Term Commencement Date to the day before the next following Quarter Day.

18.7.2	In the apportionment formulas, if it is a leap year, for ‘three hundred and sixty five (365)’ read ‘three hundred and sixty six (366)’.

18.8	Rent Commencement Date

If the Practical Completion Date has not occurred by the Target Completion Date then the Rent Commencement Date shall be extended as follows and in the following circumstances:

18.8.1	for the period commencing on the date four (4) months after the Target Completion Date and ending on the earlier of:

(a)	Practical Completion Date; and

(b)	the date six (6) months after the Target Completion Date, a half day extra rent free for each full day of delay;

18.8.2	for the period commencing on the day after the date six (6) months after the Target Completion Date and ending on the earlier of:

(a)	Practical Completion Date; and

(b)	the date twelve (12) months after the Target Completion Date, one (1) extra rent free for each full day of delay; or

18.8.3	for the period commencing on the day after the date twelve (12) months after the Target Completion Date and ending on the earlier of:

(a)	Practical Completion Date; and

#175624818v6<THL> - Agreement for	59	GFD.053140.00047
Underlease

(b)	the date this Agreement is terminated,

one and a half (1.5) days extra rent free for each full day of delay.

18.9	CAT A Contribution

18.9.1	The Landlord shall on the Lease Completion Date pay to the Tenant the CAT A Contribution.

18.9.2

For the purposes of section 532 of the CAA 2001 the Tenant agrees that no part of the expenditure by the Tenant in respect of which the CAT A Contribution is made is to be regarded as expenditure incurred by the Tenant and that the Landlord shall be entitled to make such claims for capital allowances in respect of the CAT A Contribution as are permitted by sections 537 and 538 and Part 2 CAA 2001.

18.9.3

For the purposes of sections 537 and 538 CAA 2001, the CAT A Contribution shall be deemed to have been made in respect of expenditure on plant and machinery comprised in the Category A Works as far as possible of the following descriptions in the following order:

(a)

firstly, in respect of capital expenditure on the provision of items of plant and machinery which are eligible for capital allowances under Part 2 CAA 2001 used or to be used for the purpose of the trade or relevant activity (as defined in section 536(5) CAA 2001) to be carried on at the Premises by the Tenant, at the rate of one hundred percent (100%) or more;

(b)

secondly, in respect of capital expenditure on the provision of items of plant and machinery which are eligible for capital allowances under Part 2 CAA 2001 used or to be used for the purpose of the trade or relevant activity (as defined in section 536(5) CAA 2001) to be carried on at the Premises by the Tenant but which are not integral features as defined in section 33A CAA 2001 (Integral Features);

(c)

thirdly, in respect of capital expenditure on the provision of all items of plant and machinery which are Integral Features and which are used or to be used for the purposes of the trade or relevant activity (as defined in section 536(5) CAA 2001) to be carried on at the Premises by the Tenant; and

(d)

to the extent that there is any contribution remaining after it has been applied in accordance with paragraphs 18.9.3(a) to (c) above, for such purposes as are necessary to complete the Category A Works.

18.9.4

The Tenant shall and shall procure that its agents shall provide as soon as reasonably possible such information within the Tenant’s possession or control or that of its agents as the Landlord may reasonably require, to enable claims for capital allowances within the meaning of CAA 2001 to be made, pursued and substantiated by the Landlord in respect of the CAT A Contribution.

#175624818v6<THL> - Agreement for	60	GFD.053140.00047
Underlease

18.10	Occupation of the Premises prior to the Lease Completion Date

18.10.1

The Tenant shall not be entitled to occupy the Premises prior to the completion of the Leases but this shall not prevent the Tenant commencing the Tenant’s Works if permitted so to do pursuant to Schedule 2.

18.10.2

This Agreement does not operate as a lease and until the grant of the Leases the Tenant does not have, nor is entitled to any, estate right or interest in the Premises either as completed or in the course of construction, or in any materials.

18.10.3

The Landlord may not grant any occupational right or interest in the Premises between the Practical Completion Date and the Lease Completion Date provided that this shall not prevent the Landlord doing anything as may be required to fulfil its obligations under this Agreement.

18.11	Further capital contribution

18.11.1

The Tenant may request by written notice to the Landlord given at least one (1) month prior to the Lease Completion Date to bring the Rent Commencement Date for any or all of the Leases forward by three (3) months in return for payment of a further capital contribution to the Tenant on the Lease Completion Date for a sum equal to three (3) months’ yearly rent.

18.11.2	The Landlord has absolute discretion as to whether to accept the Tenant’s request given pursuant to clause 18.11.1.

18.11.3	The Landlord and the Tenant agree that if a further capital contribution is made by the Landlord to the Tenant pursuant to clause 18.11.1, that payment will be an inducement payment and:

(a)

Regulation 20 of the CIS Regulations will apply to the further capital contribution and consequently, this payment will not be a “contract payment” within the meaning of section 60 of the Finance Act 2004 and the Landlord shall make the payment to the Tenant without any deduction; and

(b)	no VAT shall be charged by the Tenant to the Landlord in respect of the further capital contribution as the Tenant is making no supply to the Landlord in respect of the payment.

18.12	Right of First Offer Agreement

The parties shall only enter into the Right of First Offer Agreement if the Tenant has not exercised the Option to Decrease.

19	Construction Industry Scheme

19.1	The Landlord confirms that it is a contractor for the purposes of the CIS for the purposes of section 59 of the Finance Act 2004.

#175624818v6<THL> - Agreement for	61	GFD.053140.00047
Underlease

19.2	In respect of the CAT A Works, the parties:

19.2.1	acknowledge that until details of the CAT A Works specification are known and agreed by both parties, it is not possible to determine the CIS position in respect of the CAT A Contribution;

19.2.2	agree that once details of the CAT A Works specification are known and agreed between them, they will, in good faith, seek to agree the CIS position in respect of the CAT A Contribution; and

19.2.3

agree that if they have been unable to agree the CIS position in respect of the CAT A Contribution within twenty Business Days of the CAT A Works specification becoming known to both parties or such longer period as the parties may agree in writing, either may ask tax counsel (of at least five years’ call or an independent and suitably qualified tax adviser to be appointed by agreement of the parties and whose costs shall be borne equally by them) to determine the said CIS position.

19.3

The parties acknowledge that if the Landlord must operate the CIS in respect of payments made under this Agreement, then save to the extent that the payment in question is exempt from the CIS, the Landlord shall, subject to receiving the information referred to in clause 19.5.1 and prior to making the relevant payment, verify, in accordance with section 69 of the Finance Act 2004 and regulation 6 of the CIS Regulations, whether the Tenant is registered for gross payment under section 63(2) of the Finance Act 2004 or for payment under deduction under section 63(3) of the Finance Act 2004, and shall, once it has so verified, make any relevant payment to the Tenant subject to the following:

19.3.1

if the Tenant is registered for gross payment under section 63(2) of the Finance Act 2004 and the relevant payment is not a “contract payment” within the meaning of section 60 of the Finance Act 2004, the Landlord shall make the payment to the Tenant without any deduction; or

19.3.2

if the Tenant is not registered for gross payment under section 63(2) of the Finance Act 2004 such that the relevant payment is a “contract payment” within the meaning of section 60 of the Finance Act 2004, the Landlord shall make the relevant payment to the Tenant subject to the deduction of the relevant percentage in accordance with section 61 of the Finance Act 2004 and CIS Regulations and any notification from HM Revenue & Customs pursuant to section 69 of the Finance Act 2004 and the CIS Regulations.

19.4

If the Landlord makes a payment to the Tenant subject to deduction at the rate directed by HM Revenue & Customs, the Landlord shall, not later than 14 days after the end of the relevant tax month, provide a written statement to the Tenant containing the information prescribed in, and in accordance with, regulation 4(8) of CIS Regulations.

19.5	The Tenant shall:

19.5.1

provide to the Landlord any information (within its control or in its possession) reasonably requested by the Landlord to enable the Landlord to verify the Tenant in accordance with section 69 of the Finance Act 2004 and regulation 6 of the CIS Regulations;

19.5.2	inform the Landlord in writing of any change in the Tenant’s CIS sub-contractor status;

#175624818v6<THL> - Agreement for	62	GFD.053140.00047
Underlease

19.5.3

provide to the Landlord any information (within its control or in its possession) reasonably requested by the Landlord to enable the Landlord to comply with its obligations under the CIS including (without limitation) information to show how much of any payment represents the direct cost to the Tenant of materials used or to be used in carrying out construction operations (as defined in section 74 of the Finance Act 2004)(construction operations) which the Landlord is paying the Tenant for under this Agreement and to which the CIS applies.

19.6

Where any error has occurred in calculating or making any deduction from a payment by the Landlord under this clause 19 such that an over-deduction is made, the Landlord shall upon request in writing by the Tenant make a claim to HM Revenue & Customs to recover the amount of the over-deduction (the Over-Deduction). Promptly, on receipt by the Landlord of the Over-Deduction from HM Revenue & Customs, the Landlord will pay to the Tenant the Over-Deduction (less, in any case where the error occurred due to a failure by the Tenant to comply with clauses 19.5.1 and/or 19.5.3, any costs and expenses reasonably and properly incurred by the Landlord in obtaining the Over-Deduction).

19.7

If HM Revenue & Customs notifies the Landlord (including by way of determination) that the Landlord should have deducted a sum under the CIS from the CAT A Contribution (if no such deduction is made) or the Landlord has made an under-deduction from the CAT A Contribution, then the Tenant shall, within ten Working Days pay to the Landlord an amount equal to the sum that the Landlord should have withheld from the CAT Contribution pursuant to the CIS.

19.8

The Tenant shall as soon as reasonably practicable inform the Landlord in writing if it is or becomes a contractor under the CIS for the purposes of section 59 of the Finance Act 2004 and if the Tenant is such a contractor, then, subject to clause 19.9 below, the provisions of clauses 19.3 to 19.7 shall apply mutatis mutandis to any TRM Costs paid by the Tenant to the Landlord in respect of which the CIS applies.

19.9

The parties agree that if, at the time for payment of the TRM Costs, the Tenant is a contractor under the CIS by reason of section 59(1)(l) of the Finance Act 2004, the relevant payment of the TRM Costs will not be a “contract payment” within the meaning of section 60 of the Finance Act 2004, as Regulation 22 of the CIS Regulations will apply to such payment. In these circumstances, the Tenant shall not make a deduction under the CIS from the payment of the TRM Costs. 19.9

20	Alienation of Agreement for Lease

20.1

This Agreement is personal to the Tenant and (prior to Actual Completion) the Tenant shall not assign, charge or deal in any way with the benefit of this Agreement and the Landlord shall only execute the Leases and the Licences for Alterations in favour of the Tenant only (here meaning FTI Consulting Management Limited, company registration number 04805205) who shall personally accept the Leases and execute the counterpart of the above listed documents.

20.2

Unless a right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce any provision of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

20.3

The Landlord will not assign, agree to underlet, charge, part with or otherwise deal with its interest under this Agreement other than to any Funder lending or providing finance to the Landlord provided that the Landlord simultaneously charges its interest in the Landlord’s Titles to the same Funder.

#175624818v6<THL> - Agreement for	63	GFD.053140.00047
Underlease

21	Expert determination

21.1

Either party may refer a dispute where this Agreement expressly refers to this clause 21 for determination of an independent expert in accordance with clauses 21.2 to 21.9, but in case of conflict with other provisions specifically relating to expert determination elsewhere in this Agreement, those other provisions are to prevail to the extent of the conflict.

21.2

The expert is to have had at least ten (10) years’ experience appropriate to the general subject matter of the dispute and is to be appointed by the parties jointly, or if they cannot or do not agree on the appointment, appointed by whichever of the following is agreed to be appropriate having regard to the nature of the dispute in question:

21.2.1	the president from time to time of the Royal Institution of Chartered Surveyors;

21.2.2	the president of the Royal Institute of British Architects;

21.2.3	the president from time to time of the Institute of Chartered Accountants in England and Wales;

21.2.4	the president for the time being of the Institution of Civil Engineers;

21.2.5	the chairman for the time being of the Bar Council; or

21.2.6	or, in each case, the duly appointed deputy of the president or chairman, or other person authorised by him to make appointments on his behalf.

21.3

If within five (5) Working Days after a dispute has arisen the Landlord and the Tenant have been unable to agree which of the persons referred to in clause 21.2 is appropriate to appoint the expert, then the expert shall be appointed on the application of either party to the President for the time being of the Law Society or his duly appointed deputy or other person authorised by him to make appointments.

21.4

The person so appointed is to act as an expert, and not as an arbitrator, and is to be required to use his reasonable endeavours to deliver his determination within fifteen (15) Working Days from his appointment.

21.5

The expert so appointed must afford the parties the opportunity within such a reasonable and proper time limit as it may stipulate to make representations to him (accompanied by professional rental valuations, reports or other appropriate evidence in the relevant circumstances) and permit each party to make submissions on the representations of the other.

21.6

The fees and expenses of the expert, including the cost of his nomination, are to be borne as the expert may direct (but in the absence of such a direction, by the parties in equal shares), but (unless they otherwise agree) the parties will bear their own costs with respect to the determination of the issue by the expert.

21.7

One party may pay the costs required to be borne by another party if they remain unpaid for more than fifteen (15) Working Days after they become due and then recover these and any incidental expenses incurred from the other party on demand.

#175624818v6<THL> - Agreement for	64	GFD.053140.00047
Underlease

21.8	If the expert refuses to act, becomes incapable of acting or dies, the Landlord or the Tenant may request the appointment of another expert in his stead under clause 21.2.

21.9	The determination of the independent expert, except in case of manifest error, is to be binding on the Landlord and the Tenant.

22	Representations

22.1

It is acknowledged by the Tenant (and separately the Surety acknowledges) that in relation to this Agreement the Tenant has not acted or relied on any representations made by or on behalf of the Landlord except those made in writing by the Landlord’s Solicitors in response to written enquiries submitted to the Tenant’s Solicitors.

22.2

Before the date of this Agreement, the Landlord gave the Tenant permission and the opportunity, which the Tenant agrees were sufficient for its purposes, to inspect, survey and investigate the condition of the Premises. Subject only to the issue of the Certificate of Practical Completion, the Tenant is treated as having formed its own view of the condition of the Premises and its suitability for the Tenant’s purposes.

22.3	This Agreement constitutes the entire contract between the parties.

22.4

Nothing in this Agreement will operate to limit, restrict or exclude any liability for fraud, or any other matter for which it would be illegal to limit, restrict or exclude (or attempt to limit, restrict or exclude) liability.

23	Termination

23.1	Additional definitions

23.1.1	For the purposes of this clause, an event of default occurs if:

(a)	an Event of Insolvency (as defined in clause 23.1.2 below) occurs in relation to a party to this Agreement.

23.1.2	Event of Insolvency means the taking of any corporate action, legal proceedings or other procedure or steps in relation to any of:

(a)	suspension of any payments;

(b)	a moratorium of the whole or any part of indebtedness whether pursuant to administration or to Part A1 Insolvency Act 1986;

(c)	winding-up;

(d)

dissolution, administration, administrative receivership, restructuring (pursuant to Part 26A Companies Act 2006) or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) except (in the case of a corporation) solvent liquidation or reorganisation;

(e)	composition, compromise, assignment, or arrangement with any creditor;

#175624818v6<THL> - Agreement for	65	GFD.053140.00047
Underlease

(f)	appointment of a liquidator (except on a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or similar officer for the person or any part of its assets;

(g)	(in the case of an individual) appointment of a trustee in bankruptcy or a provisional receiver or similar officer for that individual or any part of his assets;

(h)	the enforcement of any security or distraint by anyone over any assets; or

(i)	the service of any written notice or any other action pursuant to section 72 Tribunals, Courts and Enforcement Act 2007,

and it is agreed and declared that the provisions of this clause 23.1.2 shall apply to a ‘partnership’ (as defined in the Partnership Act 1890) and a ‘limited partnership’ (as defined by the Limited Partnerships Act 1907) and a ‘limited liability partnership’ (as defined by the Limited Liability Partnerships Act 2007) subject to the modifications contained in the Insolvency Partnerships Order 1994 and the Limited Liability Partnerships Regulations 2001 (as amended).

23.2	Landlord’s termination rights

The Landlord may, in addition to any other rights and remedies it may have, terminate this Agreement by giving written notice to the Tenant to that effect if:

23.2.1	an Event of Insolvency occurs in respect of the Tenant;

23.2.2	if for any reason the Practical Completion Date shall not have occurred on or before the date six (6) months from and including Practical Completion Longstop Date.

23.3	Tenant’s termination rights

The Tenant may, in addition to any other rights and remedies it may have, terminate this Agreement by giving written notice to the Landlord to that effect if:

23.3.1	subject to clause 24, an Event of Insolvency occurs in respect of the Landlord; and

23.3.2

the Practical Completion Date has not occurred by the Practical Completion Longstop Date, provided always that the Tenant shall not be entitled to terminate pursuant to this clause if the Access Date has occurred.

23.4	Consequences of termination

If this Agreement is terminated:

23.4.1

by the Landlord then the Tenant shall, unless otherwise requested by the Landlord, immediately remove any part of the Tenant’s Works that have been carried out and will (at its own cost) reinstate the Premises to as good a state of repair and condition as they were in immediately before the Tenant commenced such works;

#175624818v6<THL> - Agreement for	66	GFD.053140.00047
Underlease

23.4.3	by either party:

(a)

then each party will retain all rights and remedies against the other for the breach of obligation under this Agreement before the termination but the neither party will have any liability for loss of profit or other consequential losses suffered by the other; and

(b)

where such termination is pursuant to either Clause 23.2.2 or Clause 23.3.2 then, within twenty (20) Working Days following termination of this Agreement, the Landlord shall pay to the Tenant the Termination Payment, and for the avoidance of doubt the Landlord’s obligation in this Clause 23.4.2(b) shall continue to apply after the termination of this Agreement.

24	Funder enforcement

24.1

In the event of any enforcement of security by the Funder and to the extent it does not contravene the terms of any existing security with the Funder, the Landlord shall use all reasonable but commercially prudent endeavours to procure that:

24.1.1

the benefit of the Landlord’s interest in this Agreement and legal and beneficial ownership of the Landlord’s Titles are transferred to the same person (including, if the Funder takes possession of the Landlord’s Titles, by assigning the benefit of the Landlord’s interest in this Agreement to the Funder):

24.1.2

the person to whom the benefit of the Landlord’s interest is assigned is, in the Tenant’s reasonable opinion, demonstrably capable of complying with all of the Landlord’s obligations in this Agreement, including (when assessed with any proposed guarantor, if applicable) in respect of its covenant strength and development expertise; and

24.1.3

that person (and, if any guarantor has been proposed for the purposes of demonstrating the assignee’s ability to comply with the Landlord’s obligations, the guarantor) delivers a deed of covenant to, and in favour of, the Tenant and the Surety agreeing to be bound (in terms acceptable to the Tenant, acting reasonably) by the obligations in this Agreement on the part of the Landlord to the extent that they remain to be observed and performed.

24.2

Subject to compliance by the Funder with all of its obligations in Clause 24.1, the Tenant and the Surety shall, at the cost and request of the Landlord, enter into any deed or document reasonably requested by the Landlord to acknowledge and agree to be bound by the obligations in this Agreement on the part of the Tenant and the Surety respectively to the extent that they remain to be observed and performed.

24.3

Subject to compliance by the Funder with all of its obligations in Clause 24.1, the Landlord’s successor in title to the Landlord’s Titles shall be entitled to enforce all the obligations of the Tenant under this Agreement.

#175624818v6<THL> - Agreement for	67	GFD.053140.00047
Underlease

25	Surety covenant

25.1	Surety guarantee and indemnity

In consideration of the Tenant entering into this Agreement at its request, the Surety:

25.1.1

guarantees to the Landlord that the Tenant will observe and perform all the covenants contained in this Agreement and that if the Tenant fails to do so then the Surety will observe and perform them; and

25.1.2

covenants with the Landlord (and as a separate and independent primary obligation from its obligations and liabilities under clause 25.1.1) to indemnify and keep indemnified the Landlord against all Losses incurred by the Landlord as a result of any failure by the Tenant to observe and perform its obligations in this Agreement.

25.2	Liability unaffected by certain events

This guarantee and indemnity will continue notwithstanding (and the liability of the Surety will not be discharged in whole or in part or otherwise affected by):

25.2.1	any forbearance by the Landlord to enforce against the Tenant its covenants in this Agreement;

25.2.2	the giving of time or other concessions, or the taking or holding of, or varying realising releasing or not enforcing any other security for the liabilities of the Tenant;

25.2.3	any legal limitation or incapacity relating to the Tenant;

25.2.4	the invalidity or unenforceability of the obligations of the Tenant;

25.2.5	the Tenant assigning the benefit of this Agreement;

25.2.6	the Tenant ceasing to exist; or

25.2.7	any other act or omission of the Landlord or any other circumstances other than the operation of any statute which but for this clause would discharge the Surety.

25.3	Principal debtor

Any money payable by the Tenant under this Agreement which may not be recoverable from the Tenant for any reason will be recoverable by the Landlord from the Surety as principal debtor.

25.4	No set-off or counterclaim

All payments made by the Surety under this covenant will be made without set-off or counterclaim.

#175624818v6<THL> - Agreement for	68	GFD.053140.00047
Underlease

26	Continuation of this Agreement after grant of the Lease

Completion of the grant of the Leases does not discharge liability to perform any outstanding obligation under this Agreement.

27	Anti-bribery and anti-slavery provisions

27.1	Anti-bribery

27.1.1	In this clause 27.1.1 Relevant Requirements means all applicable laws, statutes, regulations, and codes relating to anti-bribery and anti-corruption including but not limited to the Bribery Act 2010.

27.1.2	The Landlord shall from the date of this Agreement:

(a)	comply with the Relevant Requirements;

(b)	not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK;

(c)

establish, maintain and enforce its own policies and procedures, including but not limited to adequate procedures under the Bribery Act 2010, to ensure compliance with the Relevant Requirements and clause 27.1.2(b);

(d)

notify the Tenant (in writing) if it becomes aware of any breach of clause 27.1.1 or clause 27.1.2(b), or has reason to believe that it has received a request or demand for any undue financial or other advantage.

27.1.3

The Landlord shall ensure that any of its agents, consultants, contractors, subcontractors or other persons engaged in performance of the Landlord’s obligations under this Agreement do so only on the basis of a written contract which imposes on and secures from such person terms equivalent to those imposed on the Landlord in this clause 27.1 (“Relevant Terms”). The Landlord shall be responsible for the observance and performance by such persons of the Relevant Terms, and shall be directly liable to the Tenant for any breach by such persons of any of the Relevant Terms.

27.1.4

For the purpose of this clause 27.227, the meaning of adequate procedures and foreign public official and whether a person is associated with another person shall be determined in accordance with section 7(2) of the Bribery Act 2010 (and any guidance issued under section 9 of that Act), sections 6(5) and 6(6) of that Act and section 8 of that Act respectively.

27.2	Anti-slavery

27.2.1	In performing its obligations under this Agreement, the Landlord shall:

(a)

comply with all applicable anti-slavery and human trafficking laws, statutes, regulations and codes from time to time in force (Anti-Slavery Laws) including but not limited to the Modern Slavery Act 2015;

#175624818v6<THL> - Agreement for	69	GFD.053140.00047
Underlease

(b)

not engage in any activity, practice or conduct that would constitute an offence under sections 1, 2 or 4 of the Modern Slavery Act 2015 if such activity, practice or conduct had been carried out in England and Wales; and

(c)	notify the Tenant as soon as it becomes aware of any actual or suspected breach of clause 27.2.1(a) and clause 27.2.1(b) .

27.2.2

The Landlord represents and warrants that it has not been convicted of any offence involving slavery and human trafficking or been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence of or in connection with slavery and human trafficking.

28	Notices

28.1

Any formal notice must be in writing and sent by pre-paid first class post or special delivery to or otherwise delivered to or left at the addresses of the recipients under clause 28.2 or to any other addresses in the United Kingdom that the recipients have specified as their address for service by giving not less than ten (10) Working Days’ formal written notice under this clause 28.

28.2	A formal written notice served on:

28.2.1	the Landlord must be sent:

(a)	to PNBJ I Limited care of Trowers & Hamlins LLP of 3 Bunhill Row, London EC1Y 8YZ; and

(b)	to PNBJ I Limited care of LaSalle Investment Management of 78 St James’s Street, 4th Floor, London SW1A 1JB; and

(c)	by email to the following email addresses (but for the avoidance of doubt failure of service by email shall not to invalidate service of the notice itself):

sfolley@trowers.com

bneary@trowers.com

gary.moore@lasalle.com

jimmy.boyd-phillips@lasalle.com

david.hanna@lasalle.com;

28.2.2	the Tenant and the Surety must be sent:

(a)	to its registered office marked for the attention of the Legal Department (or such other address in the United Kingdom as the Tenant shall notify to the Landlord in writing from time to time); and

(b)	by email to the following email addresses (such communication by email not to invalidate service of the notice itself):

#175624818v6<THL> - Agreement for	70	GFD.053140.00047
Underlease

alastair.hogben@fticonsulting.com

FTIEMEALegal@fticonsulting.com

emea.facilities@fticonsulting.com

dpo@fticonsulting.com;

28.3

A formal written notice given will be treated as served on the second Working Day after the date of posting if sent by pre-paid first class post or special delivery or at the time the formal written notice is delivered to or left at the recipient’s address if delivered to or left at that address.

28.4	If a formal written notice is treated as served on a day that is not a Working Day or after 5.00pm on a Working Day it will be treated as served at 9.00am on the next Working Day.

28.5	Service of a formal written notice by fax is not a valid form of service under this Agreement.

29	Value added tax

29.1

All consideration paid or provided pursuant to this Agreement is exclusive of VAT and if a supply is made pursuant to this Agreement for VAT purposes, the party paying or providing consideration for that supply shall pay to the other party, in addition to paying or providing the consideration, a sum equal to the amount of VAT which is or becomes chargeable on that supply upon the later of:

29.1.1	the time for payment or provision of the consideration; and

29.1.2	receipt of a VAT invoice in respect of that supply.

29.2

Where a party is required by the terms of this Agreement to reimburse or indemnify a person for any cost, expense or other liability, that party shall reimburse or indemnify that person for the full amount of such cost, expense or liability, including any part of it which represents VAT, save to the extent that that person is entitled to credit or repayment in respect of that VAT from HM Revenue and Customs.

29.3

The Tenant warrants that it does not intend or expect its occupation of the Premises, or the occupation of a person connected with the Tenant, to be wholly, or substantially wholly, for purposes other than eligible purposes. In this clause 29.3 references to connected shall be construed in accordance with paragraph 34(2) of schedule 10 to the VATA and references to eligible purposes shall be construed in accordance with paragraph 16 of schedule 10 to the Value Added Tax Act 1994.

29.4

The Tenant warrants that it has not given and will not give a certificate under paragraph 6, paragraph 7 or paragraph 10 of schedule 10 to the Value Added Tax Act 1994 in relation to the Premises and it will not assign any of the Leases or grant any interest out of any of the Leases to any assignee or sub-tenant that intends to use the Premises (or any part thereof) for a relevant charitable purpose (as defined in Schedule 8, Group 5, Note 6 of the Value Added Tax Act 1994.

#175624818v6<THL> - Agreement for	71	GFD.053140.00047
Underlease

29.5

The Landlord confirms that the requirements specified in article (8)(1)(b) of the Value Added Tax (Section 55A) (Specified Services and Excepted Supplies) Order 2019 will be satisfied in respect of any supply made by the Tenant in respect of any Category A Works and the parties consider that the section 55A(6) Value Added Tax Act 1994 will not apply to those supplies so that it is for the Tenant to account for and pay any VAT to HM Revenue and Customs.

29.6

The Tenant confirms that the requirements specified in article (8)(1)(b) of the Value Added Tax (Section 55A) (Specified Services and Excepted Supplies) Order 2019 will be satisfied in respect of any supply made by the Landlord to the Tenant in respect of any Tenant’s Variation or Pre-Agreed Tenant’s Variation and the parties consider that section 55A(6) Value Added Tax Act 1994 will not apply to those supplies so that it is for the Landlord to account for and pay any VAT to HM Revenue and Customs.

29.7

The parties acknowledge and agree that the payment of the CAT A Contribution constitutes a payment in return for a supply made by the Tenant to the Landlord and accordingly the Landlord shall pay VAT to the Tenant in respect of the CAT A Contribution in accordance with the provisions of this clause 29.

29.8

The Landlord does not consider its supply to the Tenant of the Leases to be for any non-monetary consideration. The Tenant does not consider that its supply of the CAT A Works to the Landlord to be for any non-monetary consideration. Consequently, the parties do not consider that supply of the Leases or the CAT A Works give rise to a barter for VAT purposes.

29.9	If, contrary to the provisions of clause 29.8, HM Revenue & Customs determines in writing that there is a barter transaction between the Landlord and the Tenant then:

29.9.1	the parties shall issue appropriate additional VAT invoices in respect of such supplies to give effect to such determination; and

29.9.2	the parties shall make such balancing payments (if any) in respect of VAT invoices as may be required.

29.10

The parties acknowledge and agree that the payment of the TRM Costs constitutes a payment in return for a supply made by the Landlord to the Tenant and accordingly the Tenant shall pay VAT to the Landlord in respect of the TRM Costs in accordance with the provisions of this clause 29.

30	Confidentiality

Neither party to this Agreement shall, without the prior written agreement of the other disclose the terms of this Agreement except:

30.1	to the extent required by law or necessary to comply with any statutory requirement;

30.2	to the extent necessary to comply with any requirements of the Stock Exchange or other regulatory body;

30.3	to the extent necessary to comply with the terms of this Agreement or otherwise to give effect to it;

#175624818v6<THL> - Agreement for	72	GFD.053140.00047
Underlease

30.4

to the professional advisers of the parties but on a confidential basis, that is to say the relevant party will require any such adviser to whom confidential information shall be disclosed to keep it confidential and will enforce such requirement;

30.5	to the extent necessary to stamp documents and effect registration at HM Land Registry;

30.6	to the extent necessary for audit purposes;

30.7	to the extent that disclosure is required in connection with any permitted alienation of this Agreement or the Leases;

30.8	by means of a joint press announcement, the contents of which have previously been agreed by both parties;

30.9	(in the case of the Landlord) to the Landlord’s holding company; or

30.10	for any purpose connected with funding arrangements.

31	Superior Landlords

31.1

The powers, rights and discretions reserved to the Landlord under this Agreement are in addition reserved to and exercisable by the Superior Landlords, their employees, agents or work people to the extent required under the Superior Leases.

31.2

The Landlord is not to be treated as unreasonably withholding written consent to anything if the written consent of the Superior Landlords is also required and the Landlord is unable, after having made all reasonable endeavours, to obtain it.

31.3

Nothing in this Agreement is to be construed as implying that the Superior Landlord is under any obligation under the Superior Leases not unreasonably to withhold their written consent or approval in respect of any application for a licence by the Tenant to the Landlord.

32	Landlord’s written consents

A written consent or approval of the Landlord required under this Agreement is to be obtained before the act or event to which it applies is carried out or done and is effective only when the written consent or approval is given in writing.

33	Interest

Interest shall be payable on any sums required to be paid under this Agreement which are not paid on or before the due date for payment at the Interest Rate, such interest to be calculated on a daily basis and to be payable from the date on which the payment becomes due until the date on which payment is received, as well after as before any judgment.

This Agreement has been entered into by the parties on the date stated at the beginning of it.

#175624818v6<THL> - Agreement for	73	GFD.053140.00047
Underlease

Schedule 1 - Description of the Premises

The Premises consist of:

1

First Floor Premises means the premises comprising part of the Building shown edged in red on the demise plan attached at Appendix 7 with the drawing reference 1ES-FPA-XX-01-DR-A-85104 which are more particularly described as the “Property” in the First Floor Lease;

2

Second Floor Premises means the premises comprising part of the Building shown edged in red on the demise plan attached at Appendix 7 with the drawing reference 1ES-FPA-XX-02-DR-A-85105 which are more particularly described as the “Property” in the Second Floor Lease; and

3

Third Floor Premises means the premises comprising part of the Building shown edged in red on the demise plan attached at Appendix 7 with the drawing reference 1ES-FPA-XX-03-DR-A-85106 which are more particularly described as the “Property” in the Third Floor Lease.

#175624818v6<THL> - Agreement for	74	GFD.053140.00047
Underlease

Schedule 2 - Tenant’s Works

1	Additional definitions

The following definitions apply in this Schedule 2:

Completion Certificate means a certificate to be issued by Tenant’s contract administrator certifying that the Tenant’s Works are practically complete for the purposes of and in accordance with the Tenant’s Building Contract;

Landlord’s Third Party Rights means the relevant rights (whether in the form of third party rights schedules or collateral warranties) from the Tenant’s Building Contractor, the Tenant’s Professional Team and the Tenant’s Sub-Contractors in favour of the Landlord;

Method Statement means a statement containing the information identified at paragraph 2.3 of this Schedule 2;

Tenant’s Building Contractor means such reputable and suitably qualified building contractor to be appointed by the Tenant for the carrying out of the Tenant’s Works (the document appointing such building contractor to be the Tenant’s Building Contract);

Tenant’s Professional Team means the Tenant’s contract administrator and the other consultants appointed by the Tenant (or the Tenant’s Building Contractor, as applicable) from time to time for the provision of services in relation to the Tenant’s Works and to include (without limitation), the employer’s agent, the architect, the structural engineer and the mechanical and electrical engineer;

Tenant’s Works Plans means the detailed plans and specifications for the Tenant’s Works;

Tenant’s Sub-Contractors means those sub-contractors to be appointed by the Tenant’s Building Contractor with material design responsibility;

Tenant’s Variations Plans means the details plans and specifications for the Tenant’s Variations; and

Tenant’s Verification Engineer means such reputable verification engineer as may be appointed by the Tenant for the Tenant’s Works.

2	Plans, specification and method statement

2.1	The Tenant will, at its own expense, prepare the Tenant’s Works Plans in triplicate and the Method Statement and submit them to the Landlord for written approval.

2.2	The Tenant will not commence the Tenant’s Works until:

2.2.1	it has obtained the Landlord’s written approval of the Tenant’s Works Plans and the Method Statement in accordance with the following provisions of this Schedule 2; and

2.2.2	the Practical Completion Date has occurred.

#175624818v6<THL> - Agreement for	75	GFD.053140.00047
Underlease

2.3	The Method Statement shall contain the following information:

2.3.1	details of the consultants and contractors proposed for the design and carrying out of each part of the proposed Tenant’s Works;

2.3.2	a programme for the order and timing proposed for the carrying out of each part of the proposed Tenant’s Works including if practicable:

(a)	proposals for the means and times of access to any parts of the Premises and/or Building to which the Tenant is permitted access pursuant to the Leases;

(b)	proposals for co-ordination with any other contractors (including without limitation the Building Contractor) carrying out works in the Premises and/or Building at the same time as the Tenant’s Works;

(c)	proposals for the frequency of deliveries to the Premises and/or Building of materials and equipment for incorporation or use in the proposed works; and

(d)	proposals for the method by which surplus materials, refuse and rubbish of the Tenant, its contractors, servants, and agents are to be removed from the Premises.

2.4

The Landlord shall respond to a request from the Tenant for written approval of any Tenant’s Works Plans within twenty (20) Working Days following receipt (and the Landlord shall acknowledge receipt of the application, and confirm that it is under review, as soon as reasonably practicable and in any event within five (5) Working Days following receipt).

2.5	If the response from the Landlord is to refuse approval, then the Landlord must give reasons for its refusal.

2.6

In the absence of any response (together with reasons) from the Landlord within the period of 20 Working Days the Landlord shall be deemed to have given its consent to the relevant Tenant’s Works Plans.

2.7

The Landlord shall respond to a request from the Tenant for written approval of the Method Statement within fifteen (15) Working Days following receipt (and the Landlord shall acknowledge receipt of the application, and confirm that it is under review, as soon as reasonably practicable and in any event within five (5) Working Days following receipt.

2.8	If the response from the Landlord is to refuse approval, then the Landlord must give reasons for its refusal.

2.9

In the absence of any response (together with reasons) from the Landlord within the period of fifteen (15) Working Days the Landlord shall be deemed to have given its written consent to the Method Statement.

2.10

The Landlord shall not unreasonably withhold or delay its written consent to either the Method Statement or the Tenant’s Works Plans provided that in deciding whether or not to grant such written consent the Landlord shall not be required to provide written consent where the Tenant’s Works would:

2.10.1	affect the structural integrity of the Building or the use or functioning of the Building Systems; and/or

#175624818v6<THL> - Agreement for	76	GFD.053140.00047
Underlease

2.10.2	adversely affect (other than to an immaterial extent) the environmental credentials of the completed Building including lowering the EPC rating; and/or

2.10.3	adversely affect (other than to an immaterial extent) the issue or terms of the Latent Defects Insurance Policy or any other insurance policies relating to the Building; and/or

2.10.4	adversely affect compliance with Statutory Requirements and/or the Requisite Consents; and/or

2.10.5	adversely affect waterproofing/water tightness of the Building; and/or

2.10.6	adversely affect (other than to an immaterial extent) the fire strategy for the Building; or

2.10.7	not comply with the Fit-out Guide in the form as at the date of submission of the relevant Tenant’s Works Plans in accordance with paragraph 2.1 above.

2.11

Any resubmission by the Tenant for written consent for any variation to the Tenant’s Works (whether required as a result of a change proposed by the Tenant or as a result of a proper refusal by the Landlord for written consent to any earlier submission in accordance with this Agreement) shall be in accordance with the procedures set out in this Schedule 2.

3	Tenant’s Building Contractor and Professional Team

3.1	The Tenant shall obtain the Landlord’s written approval (such approval not to be unreasonably withheld or delayed) to:

3.1.1	the identity of each member of the Tenant’s Professional Team and the Tenant’s Building Contractor; and

3.1.2

the terms of appointment and/or contract of each member of the Tenant’s Professional Team and the Tenant’s Building Contractor before the relevant member of the Tenant’s Professional Team and/or the Tenant’s Building Contractor is appointed or engaged, but only to the extent that such terms affect Landlord’s Third Party Rights, and (without limiting the grounds on which the Landlord may be unreasonable in withholding its written consent) the Landlord shall be unreasonable in withholding its written consent if the proposed contract or appointment is consistent with standard market practice for the Building Standard at the date that the relevant appointment is entered into.

4	Requisite consents

4.1

The Tenant shall not make any application for any Requisite Consent in relation to the Tenant’s Works without, where such approval would be required pursuant to the Leases, having obtained the prior written approval of the Landlord thereto which approval shall not be unreasonably withheld or delayed. If the Landlord shall not have notified the Tenant whether or not it approves the application within fifteen (15) Working Days of receipt (time being of the essence), the Landlord shall be deemed to have approved it.

#175624818v6<THL> - Agreement for	77	GFD.053140.00047
Underlease

4.2

On receipt of the Landlord’s approval to any application for a Requisite Consent pursuant to clause 3 the Tenant will apply for and use reasonable endeavours to obtain the Requisite Consents in relation to the Tenant’s Works and shall supply copies of all such Requisite Consents to the Landlord as soon as reasonably practicable upon receipt.

5	Carrying out the Tenant’s Works

5.1	The Tenant shall not:

5.1.1	vary any of the obligations owed to the Tenant by any of the Tenant’s Professional Team or by the Tenant’s Building Contractor; and/or

5.1.2

waive or compromise any of the Tenant’s rights under any of the Tenant’s Building Contract or any of the appointments of the Tenant’s Professional Team (other than those relating to financial or payment terms), in a manner which would adversely affect the rights of the Landlord under the Landlord’s Third Party Rights.

5.2	The Tenant and the Landlord shall comply with their respective obligations contained in the Method Statement.

5.3

The Landlord shall use reasonable endeavours to procure that no other occupier of the Building (if any) carries out their fitting-out works in a manner which interferes with, obstructs or delays the carrying out of the Tenant’s Works.

5.4

The Tenant shall carry out and complete that part of the Tenant’s Works which are Category A Works as soon as reasonably practicable after the later of it being permitted to do so in accordance with this Schedule 2 and the Lease Completion Date and in any event within eighteen (18) months of completion of the Licence for Alterations.

5.5	The Tenant shall carry out the Tenant’s Works:

5.5.1	In accordance with the Fit-Out Guide in the form as at the date of submission of the Tenant’s Works Plans pursuant to paragraph 2.1 above.

5.5.2	in a good and workmanlike manner and in accordance with good building practice;

5.5.3	with good and suitable materials;

5.5.4	in accordance with the approved Tenant’s Works Plans and the Method Statement;

5.5.5	in accordance with the Requisite Consents relating to the Tenant’s Works;

5.5.6

in compliance in every respect with the provisions of the Leases (as if the same had previously been granted if this is not the case) and of the Licences (as if the same had previously been executed) except to the extent (if any) that the same are inconsistent with this Agreement in which case the terms of this Agreement shall prevail;

#175624818v6<THL> - Agreement for	78	GFD.053140.00047
Underlease

5.5.7

in compliance with all statutes and the statutory orders and regulations made under or deriving validity from them, and codes of practice of local authorities, and competent authorities affecting the Tenant’s Works and/or the Premises;

5.5.8	with due diligence.

5.6

The Tenant shall use all reasonable and commercially prudent endeavours to procure the due performance by the Tenant’s Building Contractor and each of the Tenant’s Professional Team of their respective obligations and responsibilities under the terms of their engagement.

5.7

The Tenant shall in carrying out the Tenant’s Works so far as is reasonably practicable take measures to minimise any nuisance, inconvenience or disturbance to the contractors within the Premises, the Building, or to the owners or occupiers of the estate of which the Building forms part.

5.8

The Tenant must immediately make good, to the satisfaction of the Landlord, and damage to any land or buildings or any plant and machinery which is caused by carrying out the Tenant’s Works, including without limitation to the Premises or the Building.

5.9

The Tenant will indemnify and keep the Landlord indemnified against all actions, claims, demands made by a third party, all costs, damages, expenses, charges and taxes payable to a third party and the Landlord’s own liabilities, costs and expenses incurred in defending or settling any action, claim or demand made by a third party in respect of any personal injury or death, damage to any property and any infringement of any right, in each case arising from the carrying out of or the retention of or the removal of the Tenant’s Works. In respect of any claim covered by the indemnity in this paragraph, the Landlord must:

5.9.1	give formal written notice to the Tenant of the claim as soon as reasonably practicable after receiving written notice of it;

5.9.2

provide the Tenant with any information and assistance in relation to the claim that the Tenant may reasonably require and the Landlord is lawfully able to provide, subject to the Tenant paying to the Landlord all costs incurred by the Landlord in providing that information and assistance; and

5.9.3	mitigate its loss (at the Tenant’s cost) where it is reasonable for the Landlord to do so,

and clause 1.12 of this Agreement shall not apply for the purposes of this paragraph.

5.10	The Tenant shall procure that its main contractor maintains public liability insurance in a sum of not less than fifty million pounds (£50,000,000) in respect of the Tenant’s Works.

5.11	The Tenant shall not use the Premises for anything other than doing the Tenant’s Works until Actual Completion (including without limitation any trading business).

6	CDM and CIL

6.1	If and to the extent that the CDM Regulations apply to the Tenant’s Works the Tenant shall:

6.1.1	elect to be the only client in respect of the Tenant’s Works and the Landlord shall accept such election;

#175624818v6<THL> - Agreement for	79	GFD.053140.00047
Underlease

6.1.2	to comply with the CDM Regulations and shall procure that any person involved in the Tenant’s Works does so; and

6.1.3	send to the Landlord a copy of the health and safety file for the Tenant’s Works as soon as reasonably practicable following completion of the Tenant’s Works.

6.2	The Tenant shall be liable for any CIL payable in respect of the Tenant’s Works.

6.3	If any CIL is payable in respect of the Tenant’s Works the Tenant shall:

(a)	take all steps as are reasonably necessary to Assume Liability;

(b)

be responsible for the payment of the Chargeable Amount in accordance with the CIL Regulations as it falls due for payment (without any deduction or set-off) together with any interest, surcharge or penalty which it incurs for default and provide the Landlord with written evidence of such payment/s; and

(c)	not at any time withdraw or transfer or permit to be withdrawn or transferred any Assumption of Liability in respect of the Tenant’s Works; and

(d)

indemnify the Landlord against all liabilities, costs, losses or expenses incurred by the Landlord and all claims demands actions and proceedings brought against the Landlord arising directly or indirectly as a result of CIL or the CIL Regulations or non-performance of or non-compliance with this paragraph 6.3.

7	Completion of the Tenant’s Works

7.1

The Landlord and others authorised by it may, by prior arrangement with the Tenant (acting reasonably and without delay), enter the Premises complying the Entry Safeguards, to inspect the Tenant’s Works for the purpose of ascertaining generally that the Tenant’s Works thereon are being carried out in accordance with the provisions of this Agreement, but not so as to permit or cause any damage or delay to the Tenant’s Works.

7.2

The Tenant’s Surveyor will give not less than ten (10) Working Days’ written notice (which may be by email) to the Landlord and the Development Manager of the date on which the Tenant’s Surveyor intends to inspect the Tenant’s Works for the purposes of issuing the certificate of practical completion for the Tenant’s Works, such inspection being a “Tenant’s Works PC Inspection”

7.3

Within the same written notice issued pursuant to paragraph 7.2, the Tenant will notify the Landlord of the date on which the Landlord, the Development Manager and up to five (5) individual members of the Professional Team and other advisers will be allowed to inspect the Tenant’s Works prior to each Tenant’s Works PC Inspection, each such inspection being a “Tenant’s Works Pre-PC Inspection”. Each such Tenant’s Works Pre-PC Inspection shall take place not less than three (3) Working Days prior to each relevant Tenant’s Works PC Inspection.

#175624818v6<THL> - Agreement for	80	GFD.053140.00047
Underlease

7.4

The Landlord may, within three (3) Working Days after any Tenant’s Works Pre-PC Inspection made pursuant to paragraph 7.3, make representations to the Tenant’s Surveyors in writing as to whether or not a certificate of practical completion should be issued and regarding any items of work that, in its reasonable opinion, need to be completed before the certificate of practical completion can be issued and the Tenant shall procure that the Tenant’s Surveyor shall have regard to (but not be bound by) the Landlord’s representations.

7.5

Following receipt of any written representations made by the Tenant pursuant to paragraph 7.4, the Tenant shall procure that the Tenant’s Surveyor shall promptly provide particulars in writing to the Tenant’s Building Contractor of any items of work which, in its reasonable opinion, need to be completed before the certificate of practical completion can be issued.

7.6	The Tenant’s Surveyor is not to be fettered from issuing the certificate of practical completion at such time as it thinks fit.

7.7

If the Tenant’s Surveyor does not issue the certificate of practical completion upon the date notified to the Landlord pursuant to paragraph 7.2, the Tenant shall procure that the Tenant’s Building Contractor shall promptly attend to any items of work particularised by the Tenant’s Surveyor pursuant to paragraph 7.4.

7.8

The Tenant shall notify the Landlord promptly in writing of the issue of the certificate of practical completion for the Tenant’s Works and shall give the Landlord a copy of the same and any snagging list. The Tenant shall procure that the Tenant’s Surveyor promptly provides to the Landlord and the Development Manager:

7.8.1	a copy of the certificate of practical completion of the Tenant’s Works and list of snagging matters; and

7.8.2	a programme for the rectification of any snagging matters.

7.9

The Tenant shall give written notice to the Landlord of the value of the Tenant’s Works for insurance purposes and until such notification they will be at the sole risk of the Tenant. The Landlord will only be obliged to insure the Tenant’s Works if they form part of the Premises.

8	Completion of Licence for Alterations

8.1

As soon as reasonably practicable following the date of the Completion Certificate, and in any event within twenty eight (28) days, the Tenant shall supply the Landlord with two (2) sets of all drawings and specifications of the Tenant’s Works for each Relevant Premises as actually carried out for incorporation in the Licences for Alterations.

8.2

On receipt of the drawings and specifications the Landlord will instruct the Landlord’s Solicitors to prepare engrossments of the originals and counterparts of a Licence for Alterations for each Relevant Premises including the Tenant’s Variations Plans and the Landlord and the Tenant will promptly execute the original and counterpart (respectively) of each of the Licences for Alterations.

8.3	The Licences for Alterations will be completed as soon as reasonably practicable (and in any case within five (5) Working Days) after both the original and counterpart have been properly executed.

#175624818v6<THL> - Agreement for	81	GFD.053140.00047
Underlease

9	Defect’s Liability and Landlord’s Third Party Rights

9.1

The Tenant shall procure that the Tenant’s Building Contractor or a suitable third party attends to and/or makes good any and all items of outstanding work and snagging matters identified in the snagging list issued in respect of the Tenant’s Works.

9.2

The Tenant shall procure the Landlord’s Third Party Rights from the Tenant’s Building Contractor, each of the Tenant’s Professional Team and each of the Tenant’s Sub-Contractors as soon as reasonably practicable following the appointment of the relevant party in such form as the Landlord may approve (such approval not to be unreasonably withheld or delayed), having regard to accepted market practice at the time that the relevant Tenant’s Building Contract is entered into.

9.3	The Tenant shall not be obliged to obtain Landlord’s Third Party Rights from any party who has become Insolvent or ceased to exist.

#175624818v6<THL> - Agreement for	82	GFD.053140.00047
Underlease

Schedule 3 – Split Works

1	Additional definitions

The following definitions apply in this Schedule 3:

Split Works Completion Certificate means a certificate to be issued by the Employer’s Agent certifying that the Split Works are practically complete for the purposes of and in accordance with the Split Works Building Contract;

Split Works means such works to construct a dividing wall (and associated works) on the third floor of the Building required to be carried out at the Premises (following an election by the Tenant to exercise the Option to Decrease pursuant to clause 3 of this Agreement) by the Split Works Contractor to create the Part Third Floor (West) Premises at the relevant Target Areas in accordance with the terms of this Schedule 3 of this Agreement, in accordance with the Split Works Plans;

Split Works Contractor means (1) the Building Contractor to be instructed by the Landlord to carry out the Split Works pursuant to the Building Contract or (2) such other reputable and suitably qualified building contractor to be appointed by the Landlord for the carrying out of the Split Works (the document appointing such building contractor to be the Split Works Building Contract);

Split Works Professional Team means the Employer’s Agent and the other consultants with material design responsibility appointed by the Landlord from time to time for the provision of services in relation to the Split Works;

Split Works Plans means the detailed plans and specifications for the Split Works to be agreed between the parties both acting reasonably and without delay; and

Split Works Third Party Rights means the relevant rights from the Split Works Building Contractor and the Split Works Professional Team in favour of the Tenant in such form as the Tenant may approve (such approval not to be unreasonably withheld or delayed and the Tenant shall have regard to accepted market practice at the time that the relevant appointment or Split Works Building Contract is entered into).

2	Split Works Plans

2.1

The Landlord will at its own expense prepare the Split Works Plans and submit them to the Tenant for written approval (such approval not to be unreasonably withheld or delayed) as soon as reasonably practicable following the exercise of the Option to Decrease.

2.2

The Tenant shall respond to a request from the Landlord for written approval of the Split Works Plans within ten (10) Working Days following receipt (and the Tenant shall acknowledge receipt of the application, and confirm that it is under review, as soon as reasonably practicable and in any event within five (5) Working Days following receipt).

2.3	If the response from the Tenant is to refuse approval, then the Tenant must give reasons for its refusal.

#175624818v6<THL> - Agreement for	83	GFD.053140.00047
Underlease

2.4

In the absence of any response (together with reasons) from the Tenant within the period of ten (10) Working Days the Tenant shall be deemed to have given its consent to the relevant Split Works Plans.

3	Split Works Contractor and Professional Team

3.1	If the Split Works Contractor is not the Building Contractor instructed under the Building Contract:

3.1.1

the Landlord shall obtain the Tenant’s written approval (such approval not to be unreasonably withheld or delayed) to the terms of the Split Works Building Contract before the Split Works Contractor is appointed or engaged, but only to the extent that such terms affect the Split Works Third Party Rights, and (without limiting the grounds on which the Tenant may be unreasonable in withholding its consent) the Tenant shall be unreasonable in withholding its written consent if the proposed contract is consistent with standard market practice for the Building Standard at the date the contract is entered into; and

3.1.2	the Landlord shall on or before the Lease Completion Date procure the Split Works Third Party Rights for the Tenant and provide the Tenant with a certified copy of the Split Works Building Contract.

3.2	If any of the members of the Split Works Professional Team have not already executed and delivered a deed a collateral warranty in favour of the Tenant pursuant to clause 4 of this Agreement:

3.2.1

the Landlord shall obtain the Tenant’s written approval (such approval not to be unreasonably withheld or delayed) to the terms of the relevant appointment before the relevant member of the Split Works Professional Team is appointed or engaged, but only to the extent that such terms affect the Split Works Third Party Rights, and (without limiting the grounds on which the Tenant may be unreasonable in withholding its consent) the Tenant shall be unreasonable in withholding its written consent if the proposed contract is consistent with standard market practice for the Building Standard at the date the relevant appointment is entered into; and

3.2.2	the Landlord shall on or before the Lease Completion Date procure the Split Works Third Party Rights for the Tenant and provide the Tenant with a certified copy of the appointment.

4	Carrying out the Split Works

4.1	The Landlord shall not:

4.1.1	vary any of the obligations owed to the Landlord by any of the Split Works Professional Team or by the Split Works Contractor;

4.1.2	agree any amendments to the Split Works Building Contract or any appointment of the Split Works Professional Team; and/or

#175624818v6<THL> - Agreement for	84	GFD.053140.00047
Underlease

4.1.3

waive or compromise any of the Landlord’s rights under any of the Split Works Building Contract or any of the appointments of the Split Works Professional Team (other than those relating to financial or payment terms), in a manner which would adversely affect the rights of the Tenant under the Split Works Third Party Rights.

4.2

The provisions of clauses 2.1 to 2.3 (inclusive) (except clauses 2.3.1(j) to 2.3.3 (inclusive)), 2.4, 2.6 to 2.9 (inclusive), 2.12, 2.16, 2.17, 2.20 (except clause 2.20.2(d)), 4.10, 5, 6, 7 (except clauses 7.1.3 and 7.1.5 to 7.1.7 (inclusive)), 8, 9, 10 (except clauses 10.9 and 10.10), 11, 12, 18.8, 23.2, 23.3 and 23.4 shall apply mutatis mutandis to the Split Works as if references in those provisions and the defined terms used therein to the Landlord’s Works or the Base Build Works were to the Split Works and references to the Building Contractor and Building Contract were to the Split Works Building Contractor and Split Works Building Contract (if applicable), and, for the avoidance of doubt:

4.2.1	for the purposes of this paragraph only:

(a)	references to the Estimated Landlord’s Works Completion Date and Target Dates shall be deemed to mean the Target Completion Date; and

(b)	references to the PC Checklist shall not apply to this Schedule.

4.2.2	for the purposes of this Agreement (and the Leases, where applicable):

(a)

references to the Practical Completion Date shall be deemed to refer to the date of issue of the Split Works Completion Certificate as well as date of practical completion of the Landlord’s Works and shall mean the later of the two where the context requires;

(b)

in the definition of Completion Deliverables, paragraph (g), the reference to the proper issue of the Tenant’s Third Party Rights shall be deemed to refer to the Split Works Third Party Rights as well;

(c)

in the definitions of Defects and Inherent Defects, the reference to the Base Build Works shall be deemed to mean the Split Works and references to the Building Contractor and Building Contract shall be deemed to mean the Split Works Contractor and the Split Works Building Contract, respectively and if applicable;

(d)

in the definition of Lease Completion Date, paragraph (a), the reference to the Practical Completion Date shall be deemed to mean the later of: (a) the date of practical completion of the Landlord’s Works in accordance with the Building Contract as specified in the relevant Certificate of Practical Completion; and (b) the date of issue of the Split Works Completion Certificate; and

(e)

in clause 2.22.1(b), the reference to the later of the date of service of all Nominating Notices provided pursuant to clause 4.1 and the date that all deeds of collateral warranty are provided to the Tenant pursuant to clause 4.1 shall also be deemed to include a reference to the date on which the Split Works Third Party Rights have vested in the Tenant pursuant to paragraphs 4.1 and 4.2 above, if later.

#175624818v6<THL> - Agreement for	85	GFD.053140.00047
Underlease

4.3

The Landlord shall use all reasonable and commercially prudent endeavours to procure the due performance by the Split Works Building Contractor and each of the Split Works Professional Team of their respective obligations and responsibilities under the terms of their engagement.

#175624818v6<THL> - Agreement for	86	GFD.053140.00047
Underlease

Executed as a deed by PNBJ I Limited

(registration number 110061) a company

incorporated in Jersey acting by Mohamad Akmal bin Beti

and Nur Farahbi binti Shaari

who in accordance with the laws of that territory,

are acting under the authority of the company.

	)	PNBJ I LIMITED
	)	(Signature in the name of the company)
)
)
)
	)	/s/ Mohamad Akmal bin Beti
	)	(Signature of Authorised Signatory)
)
)
)
/s/ Nur Farahbi binti Shaari
(Signature of Authorised Signatory)
Executed as a deed by FTI Consulting Management Limited (registration number 04805205) acting by a director in the presence of:	)
)
)
	)	/s/ Curtis Lu
	)	Curtis Lu
	)	Director

Witness signature: /s/ Chuck Cerria
Witness name: Chuck Cerria
Witness address: 555 12th Street, NW
Washington, DC 20004
Witness occupation: Vice President, Global Real Estate

#175624818v6<THL> - Agreement for	87	GFD.053140.00047
Underlease

Executed as a deed by FTI Consulting Inc., (registration number D01427947) a company incorporated in the State of Maryland, United States of America, acting by Curtis Lu who in accordance with the laws of that territory, is acting under the authority of the company	)	FTI Consulting Inc.
)
	)	(Signature in the name of the company)
)
)
)
)
	)	/s/ Curtis Lu
	)	Authorised Signatory
)
)
)
)

#175624818v6<THL> - Agreement for	88	GFD.053140.00047
Underlease